UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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GRUBHUB INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

April 28, 2021

Dear Fellow Stockholder:

You are cordially invited to attend the Grubhub Inc. 2021 Annual Meeting of Stockholders on Friday, June 18, 2021 at 1:00 p.m. (Central Time). Due to health and safety concerns resulting from the COVID-19 pandemic, our Annual Meeting will be held in a virtual format. You will be able to attend, vote and submit your questions during the Annual Meeting by visiting: www.virtualshareholdermeeting.com/GRUB2021. You will not be able to attend the Annual Meeting physically.

The Annual Meeting does not relate to the pending transaction with Just Eat Takeaway.com. We will be holding a separate Special Meeting of Stockholders to vote on the proposed transaction. We are hopeful that you will approve the proposed transaction because of the strong strategic rationale that is further described in the proxy statement for the Special Meeting. However, until the transaction is completed, we will continue to function as an independent public company and therefore we are filing this Notice of Annual Meeting and Proxy Statement in the ordinary course. Please be advised, however, that we do not expect to hold the Annual Meeting described in this Notice of Annual Meeting and Proxy Statement if the transaction is approved at the Special Meeting.

Our Board of Directors has fixed the close of business on April 21, 2021 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the Annual Meeting, including proposals for the election of directors, ratification of the appointment of Crowe LLP as our independent registered public accounting firm, and an advisory vote to approve the compensation of our named executive officers.

Our Board of Directors recommends that you vote FOR each of the proposals described in the Proxy Statement.

Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the Annual Meeting. You may vote by Internet, as well as by telephone, or, if you requested printed proxy materials, by mailing a proxy or voting instruction card. If you participate virtually in the Annual Meeting, you may vote at that time, even if you previously submitted your vote.

On behalf of our Board of Directors, we thank you for your continued support of Grubhub.

Sincerely,

Matthew Maloney Chief Executive Officer

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2021

Dear Grubhub Stockholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Grubhub Inc. (the “Company”), a Delaware corporation, will be held on Friday, June 18 at 1:00 p.m. CDT virtually, via the Internet, at www.virtualshareholdermeeting.com/GRUB2021. The Annual Meeting is being held virtually in the interest of the health and safety of our stockholders, directors, officers and employees, in light of the ongoing COVID-19 pandemic. At the meeting, stockholders will act on the following matters, as proposed by our Board of Directors:

1.

To elect Katrina Lake, Matthew Maloney and Brian McAndrews as Class I directors to serve until the 2024 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation, death or removal;

2.	To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.	To approve, by advisory vote, the compensation of our named executive officers; and
4.	To transact such other business as may properly be raised at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 21, 2021 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and to submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received printed proxy materials, on the enclosed proxy card.

By Order of the Board of Directors,

Margo Drucker
Chief Legal Officer and Secretary

Chicago, Illinois
April 28, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 18, 2021:

The Proxy Statement and the 2020 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available at http://www.proxyvote.com. We expect the proxy materials to be mailed and/or made available to each stockholder entitled to vote on or about April 28, 2021.

i

GRUBHUB INC.

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

JUNE 18, 2021

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING OF STOCKHOLDERS

Why am I receiving these materials?

These proxy materials are being furnished to you in connection with the solicitation by the Board of Directors (the “Board”) of Grubhub Inc. (“Grubhub,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our Annual Meeting of Stockholders (the “Annual Meeting”) or at any adjournment or postponement thereof. The Annual Meeting will be held on Friday, June 18, 2021 at 1:00 p.m. CDT, virtually, via the Internet, at www.virtualshareholdermeeting.com/GRUB2021. As always, we encourage you to vote your shares prior to the Annual Meeting. In accordance with SEC rules, we sent out a Notice of Internet Availability of Proxy Materials on or about April 28, 2021 and provided access to the proxy materials over the Internet on or about that date, to the holders of record and beneficial owners of our common stock at the close of business on April 21, 2021 (the “Record Date”).

The Annual Meeting does not relate to the Special Meeting of Stockholders that will be held in connection with the pending transaction with Just Eat Takeaway.com (the “Transaction”). A separate proxy statement will be delivered shortly, and a separate Special Meeting of Shareholders will be held, in connection with the Transaction.

If the Transaction is completed, Grubhub will become a wholly owned subsidiary of Just Eat Takeaway.com and, consequently, will not hold subsequent annual meetings of the Grubhub stockholders. Please be advised that Grubhub does not expect to hold the Annual Meeting if the Transaction is approved at the Special Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders (other those who previously requested paper copies) on or about April 28, 2021. The Notice of Internet Availability of Proxy Materials contains instructions on how to (i) access and view the proxy materials over the Internet, (ii) vote and (iii) request a paper or electronic copy of the proxy materials. In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce both costs and the environmental impact of the Annual Meeting.

What am I being asked to vote on?

You are being asked to vote, either at the Annual Meeting or by proxy, on the following items:

●

the election of three Class I directors to serve until the 2024 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation, death or removal;

●	the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
●	the approval, by advisory vote, of the compensation of our named executive officers, which is commonly referred to as the “say-on-pay” vote.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting or at any adjournments or postponements thereof.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by proxies will be voted, and our Board recommends that you vote, as follows:

●	“FOR” the election of each of the Class I director nominees;
●	“FOR” the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
●	“FOR” approval of the compensation of our named executive officers.

Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is April 21, 2021. You are entitled to vote at the Annual Meeting only if you were a Grubhub stockholder at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. On each matter to be voted on at the Annual Meeting, you are entitled to one vote for each share of common stock held as of the Record Date. Stockholders have no right to cumulative voting as to any matter, including the election of directors. At the close of business on the Record Date, there were 93,346,972 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to participate in the Annual Meeting only if you were a Grubhub stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. To attend online and participate in the Annual Meeting, stockholders of record will need to use their 16-digit control number included on the proxy card or on the Notice of Internet Availability of Proxy Materials to log into www.virtualshareholdermeeting.com/GRUB2021.  You cannot attend the Annual Meeting physically.

The Annual Meeting will begin at 1:00 p.m. CDT. We encourage you to access the Annual Meeting prior to the start time to allow time for online check-in. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all stockholders regardless of their location. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. If you experience technical difficulties during the Annual Meeting, you should call the technical support phone number provided when you log in to the Annual Meeting. Technical support will be available during this time and will remain available until the Annual Meeting has ended. No recording of the Annual Meeting is permitted, including audio or video recording.

How many shares must be present or represented to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. A majority of the shares entitled to vote, present or represented by proxy, will constitute a quorum. If a quorum is not present at the Annual Meeting, no business can be transacted at that time, and the meeting will be continued, adjourned or postponed to a later date. A stockholder’s instruction to “withhold” authority, abstentions and broker non-votes will be counted as present for purposes of determining quorum. See “What is a ‘broker non-vote’?” and “What is an abstention and how will votes withheld and abstentions be treated?” below for an explanation of broker non-votes, abstentions and votes withheld.

What is the difference between a “stockholder of record” and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered, with respect to those shares, a “stockholder of record.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, you are considered the beneficial owner of shares held in “street name.”

How do I vote if I am a stockholder of record?

We recommend that stockholders vote by proxy even if they plan to participate in the Annual Meeting. If you are a stockholder of record, there are three ways to vote by proxy:

●	By Internet: You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card;
●	By Telephone: You can vote by telephone by calling toll-free 1 (800) 690-6903 and following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card; or
●	By Mail: You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

The Internet and telephone voting facilities for eligible stockholders of record will close at 10:59 p.m. CDT on Thursday, June 17, 2021. The giving of a telephonic or Internet proxy will not affect your right to vote at the Annual Meeting should you choose to attend. If you choose to attend the Annual Meeting, you will have the ability to change your vote.

How do I vote if my shares are held in “street name”?

If your shares are held in street name through a broker, bank, trustee or nominee, you will receive instructions on how to vote from your broker, bank, trustee or nominee. You must follow those instructions in order for your shares to be voted. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you must obtain a valid proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time prior to the final vote at the Annual Meeting by:

●	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);
●	providing written notice of revocation to our Secretary at Grubhub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602, prior to or at the Annual Meeting; or
●	participating in the virtual Annual Meeting and voting.

Your most recent vote submitted by proxy card, Internet or telephone is the one that is counted. Your participation in the Annual Meeting by itself will not automatically change your vote or revoke your proxy.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by participating in the Annual Meeting and voting.

How many votes are needed to approve each proposal?

The following table summarizes the votes needed to approve each proposal, the effect of withhold votes/abstentions and whether broker discretionary voting is permitted.

Proposal	Vote Required	Withheld Votes/Abstentions Counted as a “No” Vote?	Broker Discretionary Voting Allowed?
Election of directors	Plurality	No	No
Ratification of the appointment of independent registered public accounting firm	Majority	No	Yes
Advisory vote on named executive officer compensation	Majority	No	No

Under our amended and restated bylaws, directors are elected by a plurality of the votes cast for each such director by holders of our shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. A “plurality” means that the three director nominees receiving the highest number of “FOR” votes from holders of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be elected. Votes “withheld” and broker non-votes will have no effect on the outcome of the election of directors.

Also under our amended and restated bylaws, any matter other than the election of directors is decided by the vote of a “majority” of votes cast by holders of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Any matter or proposal for which the vote required is a “majority” will be approved if the votes cast “FOR” such proposal exceed the number of votes cast “AGAINST” such proposal. Abstentions and broker non-votes will not affect the outcome of such votes, because abstentions and broker non-votes are not considered to be votes cast under our amended and restated bylaws.

What is a “broker non-vote”?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under New York Stock Exchange (“NYSE”) rules.

If you are a beneficial owner whose shares are held of record by a broker, your broker has “discretionary voting” authority under NYSE rules to vote your shares on “routine” matters, such as the ratification of Crowe LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority absent specific instructions from you to vote on the following “non-routine” matters: the election of directors and the advisory vote on the compensation of our named executive officers. If you do not vote on non-routine matters, a broker non-vote will occur and your shares will not be voted on these matters.

What is an abstention and how will votes withheld and abstentions be treated?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the proposal regarding the ratification of the appointment of our independent registered public accounting firm and the advisory vote on the compensation of our named executive officers, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions, though counted for the purposes of determining a quorum, will not be counted as votes cast and therefore will have no effect on the outcome of any of the proposals.

Who will count the votes?

Broadridge Financial Services, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients. Brandt Kucharski, our Chief Accounting Officer, will serve as Inspector of Elections at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days of the Annual Meeting.

What if I return a proxy card but do not make specific choices?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated both on page 2 of this Proxy Statement, as well as with the description of each proposal in this Proxy Statement.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named in the proxy card will vote your shares in accordance with their best judgment.

The Annual Meeting does not relate to the Special Meeting of Stockholders that will be held in connection with the pending transaction with Just Eat Takeaway.com. A separate proxy statement will be delivered shortly, and a separate Special Meeting of Shareholders will be held, in connection with the pending transaction.

If the Transaction is completed, Grubhub will become a wholly owned subsidiary of Just Eat Takeaway.com and, consequently, will not hold subsequent annual meetings of the Grubhub stockholders. Please be advised that Grubhub does not expect to hold the Annual Meeting if the Transaction is approved at the Special Meeting.

Who pays for the expenses of solicitation?

Our Board is soliciting your proxy on behalf of the Company. The Company pays for the costs of the distribution of the proxy materials and solicitation of proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses for forwarding proxy and solicitation materials to our stockholders. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. While we have chosen not to engage the services of a proxy solicitor to aid in the solicitation of proxies and verify records relating to the solicitation at this time, should we decide to do so, we will bear all costs of such solicitation.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, that means your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with our certificate of incorporation, the Board is divided into three classes with staggered, three-year terms. Each class consists of one-third of the total number of directors. (Until 2020, the Board consisted of ten directors. Following the resignation of Arthur Francis Starrs, III, in June 2020, the size of the Board was reduced to nine directors.)

There are three Class I directors whose term of office expires at the 2021 Annual Meeting: Katrina Lake, Matthew Maloney and Brian McAndrews, all of whom the Nominating and Corporate Governance Committee recommended, and our Board nominated, for election at the Annual Meeting. If elected at the Annual Meeting, each of Ms. Lake and Messrs. Maloney and McAndrews will serve until the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal.

The Board is not aware that any nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in the Proxy Statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.

A brief biography of each director nominee and each director whose term will continue after the Annual Meeting is set forth below under “Information Regarding Director Nominees and Current Directors.” The biographies below include information regarding specific experience, qualifications, attributes or skills of each director nominee or director that led the Nominating and Corporate Governance Committee to determine that such individual should serve as a member of the Board as of the date of this Proxy Statement.

Vote Required

The proposal regarding the election of directors requires the approval of a plurality of votes cast by holders of shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting. Votes withheld or “broker non-votes” will have no effect on the outcome of the vote on this proposal.

The Board of Directors unanimously recommends a vote “FOR” the election of each of Katrina Lake, Matthew Maloney and Brian McAndrews as Class I directors.

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS

Nominees for Election to a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders (Class I Directors)

Katrina Lake.  Katrina Lake, 38, has served on our Board since December 2015. She is the founder and CEO of Stitch Fix, a personal styling-based e-commerce company which was founded in February of 2011 while she was a student at Harvard Business School. From June 2010 until September 2010, Ms. Lake managed the blogger platform at Polyvore, the social commerce company. From September 2007 until August 2009, Ms. Lake was an associate at Leader Ventures, a provider of venture loans to venture equity-backed companies. From September 2005 until September 2007, Ms. Lake worked at The Parthenon Group, a strategy consulting firm, where she consulted with a variety of e-commerce and traditional retailers. Ms. Lake currently serves on the board of directors of the beauty brand Glossier. Ms. Lake holds a B.A. in economics from Stanford University and an M.B.A. from Harvard Business School.

We believe Ms. Lake is qualified to serve on our Board because of her strategic insights as a start-up founder and CEO, her background in data analytics and her extensive experience in e-commerce.

Matthew Maloney.  Mr. Maloney, 45, has served as our Chief Executive Officer and a member of our Board since August 8, 2013 (the “Merger Date”), the date of the business combination (the “Merger”) of Grubhub Holdings Inc. (“Grubhub Holdings”), Seamless Holdings Corporation (“Seamless Holdings”) and Seamless North America, LLC (together with Seamless Holdings, “Seamless”), and as our President from August 2015 to January 2018. Prior to the Merger, Mr. Maloney served as Chief Executive Officer and a member of the board of directors of Grubhub Holdings, a company he co-founded in 2004. Mr. Maloney led Grubhub Holdings through five rounds of investment funding, the acquisition of DotMenu, the Merger and our initial public offering in April 2014 (the “IPO”). Mr. Maloney currently serves as an advisory board member for The University of Chicago Booth School of Business Polsky Center for Entrepreneurship. He is a member of ChicagoNEXT, an organization dedicated to driving growth and opportunity in the Chicago business community. He also serves on the Board of Trustees of the Museum of Science and Industry in Chicago as well as on the board of 1871, a non-profit digital startup incubator. He served on the board of directors of Merge Healthcare Incorporated, a provider of enterprise imaging software solutions, from August 2012 until Merge Healthcare was acquired by IBM in October 2015. Mr. Maloney holds a B.A. from Michigan State University and an M.B.A. and MSCS from the University of Chicago.

We believe that Mr. Maloney is qualified to serve as a member of our Board because of his perspective and experience as a co-founder of Grubhub Holdings, his technology development experience and his strategic insight into the Company, gained from his role as Chief Executive Officer.

Brian McAndrews.  Brian McAndrews, 62, has served on our Board since the Merger Date. From October 2011 until the Merger Date, Mr. McAndrews served on the board of directors of Seamless. Mr. McAndrews has served as a Senior Advisor to Spectrum Equity, a private equity firm, since September 2016. Mr. McAndrews served as Chief Executive Officer, President and Chairman of Pandora Media, Inc. (“Pandora”), an Internet radio provider, from September 2013 to March 2016. Mr. McAndrews served as a venture partner of Madrona Venture Group, LLC, a venture capital firm, from 2012 to September 2013, and as a Managing Director of Madrona from 2009 to 2011. From August 2007 to December 2008, Mr. McAndrews served as Senior Vice President, Advertiser and Publisher Solutions of the Microsoft Corporation. From 1999 to 2007, Mr. McAndrews served as CEO of aQuantive, a digital marketing services and technology company acquired by Microsoft in 2007. Mr. McAndrews is a member of the board of directors (as Presiding Director) and the nominating and corporate governance committee of the New York Times Company, a multimedia news and information company, a member of the board of directors and audit committee of Chewy, Inc., a leading online destination for pet parents, and a member of the board of directors and nominating and corporate governance committee of Frontdoor, a provider of home service plans. He also serves on the boards of directors of PicMonkey and DispatchTrack (both portfolio companies of Spectrum Equity) and The Wine Group. Mr. McAndrews is also a member and past Chair of the board of directors of United Way of King County. Within the past five years, he served on the board of directors of Teladoc, Inc. and Placed Inc. Mr. McAndrews holds an A.B. in Economics from Harvard College and an M.B.A. from the Stanford Graduate School of Business.

We believe that Mr. McAndrews is qualified to serve as a member of our Board because of his deep digital experience gained through his experience as a chief executive officer of public companies in the technology industry, as well as his private and public company director experience. His background in both traditional and digital media has also given him an understanding of digital advertising, mobile and the integration of emerging technologies, which is highly valued by the Company and our Board as the Company continues to expand its business.

Class II Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders

David Fisher.  David Fisher, 52, has served on our Board since the Merger Date. From June 2012 until the Merger Date, Mr. Fisher served on the board of directors of Grubhub Holdings. Mr. Fisher has served as Chief Executive Officer and President of Enova International, Inc. (“Enova”) (ENVA), a provider of online financial services, since January 2013, and as Chairman of Enova since November 2014. From September 2011 to March 2012, Mr. Fisher served as Chief Executive Officer of optionsXpress Holdings, Inc. (“optionsXpress”), a retail online brokerage firm, and as Senior Vice President of Charles Schwab Corporation following its acquisition of optionsXpress. From October 2007 to September 2011, Mr. Fisher served as Chief Executive Officer of optionsXpress, from March 2007 to October 2007, as its President, and, from August 2004 to March 2007, as its Chief Financial Officer. Prior to joining optionsXpress, Mr. Fisher served as the Chief Financial Officer of Potbelly Sandwich Works from 2001 through 2004, of RBC Mortgage from 2000 through 2001 and of Prism Financial from December 1998 through January 2001. Mr. Fisher currently serves on the board of FRISS, a provider of software solutions to insurance companies. Mr. Fisher previously served on the board of directors of Innerworkings, Inc., a global print management provider, until its sale in October 2020. Mr. Fisher also serves on the Board of Trustees of the Museum of Science and Industry in Chicago. Mr. Fisher holds a B.S. in Finance from the University of Illinois at Urbana-Champaign and a J.D. from Northwestern University School of Law.

We believe Mr. Fisher is qualified to serve as a member of our Board because of his valuable managerial, accounting and financial reporting experience and the insights he brings as a chief executive officer of a public company, a former chief financial officer for a number of companies and a member of the board of directors of public companies.

David Habiger.  David Habiger, 52, has served on our Board since October 2016. Mr. Habiger has served as President and CEO of J.D. Power, a market research and data analytics company, since March 2018. Mr. Habiger previously served as CEO of Textura Corporation, a software company focused on construction management, from April 2015 through its sale to Oracle in June 2016. Mr. Habiger has been a Senior Advisor with Silver Lake and a Venture Partner with Pritzker Group since 2013. From July 2011 until its sale to Cisco Systems in August 2012, Mr. Habiger served as the CEO of NDS Group Ltd., a provider of video software and content security solutions. From 2005 until its sale to Rovi Corporation in 2011, Mr. Habiger served as President and CEO of Sonic Solutions, a digital media software company. Mr. Habiger currently serves on the boards of directors of Echo Global Logistics, Inc., a provider of technology-enabled transportation and supply chain management solutions, Stamps.com, a postage company, and Xperi Corporation, an intellectual property licensing company. Mr. Habiger also serves on the boards of directors of several private companies. Mr. Habiger is a director at the Chicago Federal Reserve and serves on the SABOR (Systems Activities, Bank Operations, and Risk) Committee and the Governance & HR Committee for the Federal Reserve.  During the past five years, Mr. Habiger served as a member of the board of directors of Enova, Control 4, Immersion Corporation, RealD, Inc., DTS, Inc. and Textura Corporation. Mr. Habiger received a B.B.A. in business administration from St. Norbert College and an M.B.A. from the University of Chicago.

The Board believes Mr. Habiger’s qualifications to serve on our Board include his executive leadership experience as the chief executive officer of several companies, his service as a director on other public company boards and his experience and knowledge of the technology industry.

Linda Johnson Rice.  Linda Johnson Rice, 63, has served on our Board since October 2016. Ms. Rice previously served as the Chair and CEO of Johnson Publishing Company, LLC, which owned an archive of four million photographs featured in EBONY and Jet magazines, 200 works of art by African-American artists and Fashion Fair Cosmetics, a global prestige brand for women of color. She held one or both of these roles continuously from 1988 until 2019.  In April 2019, Johnson Publishing Company, LLC filed a petition for liquidation under Chapter 7 of the United States Bankruptcy Code.  Until September 2019, Ms. Johnson Rice served as Chairman Emeritus and a member of the board of EBONY Media Holdings, the parent company for the EBONY and Jet brands, and, from March 2017 to March 2018, she served as CEO of EBONY Media Operations, which publishes EBONY and Jet magazines. Ms. Rice is a member of the board of directors, the nominating and corporate governance committee and the finance committee of Omnicom Group Inc., a global network of marketing communications companies. Ms. Rice also serves on the board of directors of Enova International, Inc. (ENVA), a provider of online financial services. Ms. Rice is a Trustee at the Art Institute of Chicago, President of the Chicago Public Library board of directors, a founding member of the Council of the National Museum of African American History and Culture, and a founding member of the Adweek Diversity & Inclusion Council, Northwestern Memorial Corporation. Within the past five years, she served on the board of directors of Tesla, Inc. and Kimberly-Clark Corporation. She also has extensive leadership experience with not-for-profit organizations. Ms. Rice received a B.A. in Journalism from the University of Southern California’s Annenberg School for Communication and an M.B.A. from Northwestern University’s Kellogg School of Management.

We believe Ms. Rice is qualified to serve on our Board because of her extensive leadership experience, her extensive knowledge and acute understanding of advertising and brand management and consumer businesses developed during her tenure at Johnson Publishing and her service as a director on other public company boards.

Class III Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Lloyd Frink.  Lloyd Frink, 56, has served on our Board since December 2013. Mr. Frink is co-founder of Zillow, Inc., an online real estate marketplace, which, upon Zillow’s merger with Trulia, Inc. in February 2015, became a wholly-owned subsidiary of Zillow Group, Inc. Mr. Frink has served as President and a member of the board of directors of Zillow Group, Inc. (and, prior to the merger, Zillow, Inc.) since February 2005. In addition, he has served as Executive Chairman of the board of directors since February 2019, and before that, he served as Vice Chairman from March 2011 to February 2019. Mr. Frink previously served as Zillow, Inc.’s Vice President from December 2004 to February 2005, as its Treasurer from December 2009 to March 2011, and as its Chief Strategy Officer from September 2010 to March 2011. From 1999 to 2004, Mr. Frink was at Expedia, Inc., where he held many leadership positions, including Senior Vice President, Supplier Relations, in which position he managed the air, hotel, car, destination services, content, merchandising and partner marketing groups from 2003 to 2004. Mr. Frink holds an A.B. in Economics from Stanford University.

We believe Mr. Frink is qualified to serve on our Board because of his extensive background and experience with Internet-based companies, including experience in marketing products to consumers through the Internet.

Girish Lakshman.  Girish Lakshman, 57, has served on our Board since March 2015. From September 2015 until May 2017, he served as President, Fulfillment – Supply Chaining and Sourcing of Sears Holdings Corporation, a leading integrated retailer. From July 1999 until August 2014, Mr. Lakshman worked in various capacities as part of the e-logistics strategy team at Amazon.com, Inc., the online retailer. Most recently, from May 2006 until August 2014, he was Amazon’s Vice President, Worldwide Transportation Strategy and Technology where he managed multi-disciplinary functions in transportation, including interfacing with global supply chain and fulfillment centers. Prior to Amazon, Mr. Lakshman managed the enterprise resource-planning group for the wire products division at Leggett and Platt. Mr. Lakshman has also worked in India in the electrochemical and automobile industries. Mr. Lakshman serves as a member of the board of directors of Ecom Express Private Limited, an end-to-end logistics solutions provider to the Indian e-commerce industry. Mr. Lakshman is on the advisory board of the Master of Supply Chain Transportation and Logistics program at University of Washington. Mr. Lakshman holds a B.S. in Mechanical Engineering from Osmania University, India.

We believe Mr. Lakshman is qualified to serve on our Board because of his background and extensive experience with e-commerce and logistics.

Keith Richman.  Keith Richman, 48, has served on our Board since February 2016. Mr. Richman is currently a co-founder and CEO of Boosted Commerce, a leading online consumer products platform. He is also a co-founder of Voi Technology, a leading European based mobility company. From October 2013 until October 2018, he served as the President of DEFY Media, a creator, distributor and owner of millennial-focused digital content. In November 2018, DEFY Media ceased operations and its remaining assets were placed in receivership in the State of California. From 2005 until October 2013, Mr. Richman served as the co-founder and CEO of Break Media, a digital media company, until the company merged with Alloy Digital. Prior to Break Media, he was the co-founder and vice president of OnePage, which was acquired by Sybase in 2002, and co-founder and director of business development for Billpoint Inc., which was acquired by eBay in 1999. Previously, he was a Business Development Manager at Excite and Classifieds2000, as well as Director of Corporate Planning at the Walt Disney Company, where he focused on consumer products, cable and emerging media. Mr. Richman also serves on the board of directors of VNV Global, an investment company.  Mr. Richman received a B.A. in International Relations and M.A. in International Policy from Stanford University.

We believe Mr. Richman is qualified to serve on our Board because of his extensive experience as an entrepreneur and executive in digital media, including significant experience in digital advertising, mobile and emerging technologies.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

Board Leadership Structure

We currently separate the roles of Chief Executive Officer and Chair of the Board. The Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board conducts an annual review to determine whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate.

Director Independence

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has affirmatively determined that, with the exception of our CEO, Matthew Maloney, (i) each of the current directors and director nominees does not, and, (ii) with the exception of Arthur Francis Starrs, III, each other director that served during 2020 did not, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” (as that term is defined under the applicable rules and regulations of the SEC and the NYSE listing standards). Our Board has also determined that each member of the Audit Committee is independent for purposes of serving on our Audit Committee, as determined in accordance with applicable NYSE listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additionally, our Board has determined that each member of the Compensation Committee is independent for purposes of serving on our Compensation Committee, as determined in accordance with applicable NYSE listing standards and Rule 10C promulgated under the Exchange Act. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances the Board deemed relevant in determining independence, including the transactions involving them, if any, described in the section entitled “Certain Relationships and Related Person Transactions.”

Meetings of the Board and the Committees of the Board

Our Board met thirteen times during the last fiscal year. The Audit Committee met five times, the Compensation Committee met four times, and the Nominating and Corporate Governance Committee met two times. During 2020, each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served, in each case during the periods that he or she served.

We do not currently have a policy requiring directors to attend our annual meetings. Eight of our ten then-current directors attended our 2020 Annual Meeting of Stockholders.

Executive Sessions of the Board

Our non-management directors regularly hold executive sessions of the Board without management present. Brian McAndrews, the independent Chair of the Board, presides at the executive sessions of the independent directors.

Board and Committee Self-Evaluations

Each of the Board and its committees conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively. These evaluations consider the performance of the Board or the committee, as the case may be, as a unit. The Nominating and Corporate Governance Committee oversees this evaluation process. Each committee reports the results of its self-evaluation to the Nominating and Corporate Governance Committee or the Board, as appropriate. Agreed upon improvements are implemented as applicable.

Committees of the Board

Our Board currently has three standing committees. The current composition and responsibilities of each of the committees is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board. Each of our standing Board committees operates under a written charter adopted by the Board. The committee charters are available on the Investor Relations section of our website at http://investors.grubhub.com/investors/governance/overview.

Director(1)	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David Fisher	✓
Lloyd Frink	✓
David Habiger	✓
Linda Johnson Rice	✓
Katrina Lake	✓
Girish Lakshman	✓
Keith Richman	✓
Brian McAndrews	✓

= Chair

= Member

= Audit Committee Financial Expert

(1) Excludes Mr. Maloney, who has not been deemed an independent director in view of his service as the CEO of the Company.

Audit Committee

Our Audit Committee is currently composed of Messrs. Fisher, Habiger and Lakshman and Ms. Lake, with Mr. Fisher serving as Chair. The composition of our Audit Committee meets the requirements for independence under applicable NYSE listing standards and SEC rules and regulations, including Rule 10A-3 promulgated under the Exchange Act. Each member of our Audit Committee meets the financial literacy requirements of NYSE listing standards. In addition, our Board has determined that each of Mr. Fisher, Mr. Habiger and Ms. Lake is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Exchange Act.

Our Audit Committee, among other things:

●	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
●	helps to ensure the independence and performance of the independent registered public accounting firm;
●

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;

●	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	reviews our policies on risk assessment and risk management;
●	reviews related party transactions;
●

obtains and reviews a report by the independent registered public accounting firm at least annually that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

●

pre-approves (or, as permitted, approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NYSE.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2020. The Audit Committee has discussed with Crowe LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from Crowe LLP required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of Crowe LLP with that firm. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Respectfully submitted by the Members of the Audit Committee:

David Fisher, Chair

David Habiger

Katrina Lake

Girish Lakshman

Compensation Committee

Our Compensation Committee is currently composed of Messrs. Fisher, Frink and Habiger, with Mr. Frink serving as Chair. The composition of our Compensation Committee meets the requirements for independence under applicable NYSE listing standards and SEC rules and regulations, including Exchange Act Rule 10C-1. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Exchange Act Rule 16b-3, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). The purpose of the Compensation Committee is to discharge the responsibilities of our Board relating to the compensation of our executive officers.

Our Compensation Committee, among other things:

●	reviews, approves and determines, or makes recommendations to our Board regarding, the compensation of our executive officers;
●	administers our stock and equity incentive plans;
●	reviews and approves and makes recommendations to our Board regarding incentive, equity-based and other compensatory plans; and
●	establishes and reviews general policies relating to compensation and benefits of our employees.

Our Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2020, Messrs. Fisher, Frink (Chair) and Habiger served on our Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2020, and no member of the Compensation Committee was formerly an officer of the Company or any of its subsidiaries or was a party to any related party transaction required to be disclosed under Item 404(a) of Regulation S-K. During fiscal year 2020, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board or Compensation Committee of the Company.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently composed of Messrs. McAndrews and Richman and Ms. Johnson Rice, with Ms. Johnson Rice serving as Chair. The composition of our Nominating and Corporate Governance Committee meets the applicable requirements for independence under NYSE listing standards and SEC rules and regulations.

Our Nominating and Corporate Governance Committee, among other things:

●	identifies, evaluates and selects, or makes recommendations to the Board regarding, nominees for election to our Board of Directors and its committees;
●	evaluates the performance of the Board and of individual directors;
●	considers and makes recommendations to the Board regarding the composition of the Board and its committees;
●	reviews developments in corporate governance practices;
●	evaluates the adequacy of our corporate governance practices and reporting; and
●	develops and makes recommendations to the Board regarding corporate governance guidelines and matters.

Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of the NYSE.

Procedure for Nominating Directors

The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying suitable candidates for nomination to our Board (including candidates to fill any vacancies that may occur) and assessing candidate qualifications in light of the policies and principles in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter. The Nominating and Corporate Governance Committee has not adopted a written policy regarding stockholder nominations for directors because, in accordance with our amended and restated bylaws, the Nominating and Corporate Governance Committee will consider stockholder nominations for directors (see the section entitled “Stockholder Proposals” below). We did not receive any stockholder nominations or recommendations for any director in connection with the Annual Meeting.

The Nominating and Corporate Governance Committee will recommend prospective director candidates for the Board’s consideration, including those nominated by stockholders, and review the prospective candidates’ qualifications with the Board. The Board retains the ultimate authority to nominate a candidate for election by the stockholders as a director or to fill any vacancy that may occur. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence, factors relating to the composition of the Board (including its size and structure), principles of diversity and the needs of the Board. The Nominating and Corporate Governance Committee has been and continues to be committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new director candidates are selected.

The Nominating and Corporate Governance Committee’s objective is to recommend a group of directors that can best ensure the continuing success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience and perspectives. Our director nomination and evaluation process has ensured that the Board remains comprised of a diverse group of highly qualified directors with expertise relevant to the Company, including experience in e-commerce, logistics, data analytics and emerging technologies, with an appropriate mix of tenure. The Board continues to evaluate the composition of the Board and the qualifications and expertise of its directors and has, at times, retained a third-party search firm to assist the committee in identifying director candidates.

Code of Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, including those officers responsible for financial reporting. We have also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and charters of the committees of the Board, form the framework for our corporate governance. Both our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on our website at http://investors.grubhub.com. As required by law and in accordance with the requirements of Item 5.05 of Current Report on Form 8-

K, we intend to disclose on our website any amendments to our Code of Business Conduct and Ethics as well as any waivers of its requirements.

Prohibition against Hedging and Pledging Transactions

Pursuant to our insider trading policies, our directors and our employees, including our executive officers, are prohibited from engaging in short sales of our securities. They are prohibited from buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities. In addition, pursuant to our insider trading policies, pledging of our securities as collateral for a loan (or modifying an existing pledge) is not permitted without the prior approval of the Audit Committee.

Board’s Role in Risk Oversight

The Board is engaged in risk management oversight. At the present time, our Board has not established a separate committee to facilitate its risk oversight responsibilities. Management is responsible for assessing risk and for day-to-day risk management activities. Our Board executes its oversight for risk assessment and risk management both by acting directly and through its committees. More specifically, the Audit Committee assists the Board in its oversight of risk management and the process established to identify, measure, monitor, and manage risks, in particular but among others, major financial risks, and compliance with legal and regulatory requirements. The Compensation Committee assesses risks arising from our compensation policies and practices. Our Board receives regular reports from management, as well as from the Audit Committee and Compensation Committee, regarding relevant risks and the actions taken by management to address them.

Cybersecurity Risk Oversight

We are committed to protecting our systems, networks, data and confidential information. To that end, we employ security practices to protect and maintain our systems and networks, we invest in intrusion, anomaly, and vulnerability detection tools, we conduct penetration testing and we engage third-party security firms to test the security of our websites and systems.  In addition, we regularly evaluate and assess our systems and the controls to protect those systems.

Our Information Security team is responsible for leading our cybersecurity program.  Our Chief Information Security Officer leads this team and reports directly to our Chief Technology Officer. Our Chief Information Security Officer regularly provides updates to management on the state of our cybersecurity program and on cybersecurity matters and also reports to the Board on the same.

DIRECTOR COMPENSATION

The following table details certain information with respect to the compensation of each of our non-employee directors for the fiscal year ended December 31, 2020.

Director Compensation Table for the Year Ended December 31, 2020

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3) ($)	Option Awards(2)(3) ($)	Total Compensation ($)
David Fisher	76,000	123,877	123,848	323,725
Lloyd Frink	65,000	123,877	123,848	312,725
David Habiger	61,000	123,877	123,848	308,725
Linda Johnson Rice	57,000	123,877	123,848	304,725
Katrina Lake	55,000	123,877	123,848	302,725
Girish Lakshman	55,000	123,877	123,848	302,725
Brian McAndrews	78,000	123,877	123,848	325,725
Keith Richman	48,000	123,877	123,848	295,725
(1)

Excludes Matthew Maloney, who is an executive officer of the Company and did not receive additional compensation for his service as a director for the fiscal year ended December 31, 2020. Mr. Maloney’s compensation is reflected in the 2020 Summary Compensation Table in the section entitled “Executive Compensation” of this Proxy Statement. Also excludes Arthur Francis Starrs, III, who resigned from the Board in June 2020, and who in any event was not eligible to participate in the Company’s compensation and benefit programs in which the Company’s other independent directors participate.

(2)

The amounts reported in this column represent the aggregate grant date fair value of restricted stock units (sometimes referred to in this Proxy Statement as “RSUs” or “stock awards”) and stock option awards (sometimes referred to in this Proxy Statement as “option awards”, “stock options” or “options”) granted during the fiscal year ended December 31, 2020 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 12, Stock-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC.

(3)	The following table shows certain information regarding outstanding equity awards, including stock options and RSUs, as of December 31, 2020 for each of our non-employee directors:
	As of December 31, 2020
Name	Number of Securities Underlying Unexercised Options Outstanding	Number of Shares or Units of Stock that have not Vested
David Fisher	46,997	1,079
Lloyd Frink	55,398	1,079
David Habiger	28,098	1,079
Linda Johnson Rice	17,806	1,079
Katrina Lake	31,905	1,079
Girish Lakshman	10,870	1,079
Brian McAndrews	5,622	1,079
Keith Richman	6,863	1,079

Director Compensation Arrangements

Our current director compensation policy (the “Director Compensation Policy”) provides our non-employee directors (which include all of our directors other than Mr. Maloney) with cash and equity compensation for their services on our Board, as described below.

The Compensation Committee engages Compensia, Inc. (“Compensia”), its compensation consultant, to periodically review the competitiveness of the Director Compensation Policy, both in terms of program design and compensation levels. For additional information regarding Compensia, see “Executive Compensation – Compensation Discussion and Analysis – Compensation Decision Process – Role of the Compensation Consultant.”

Cash Compensation

Under our Director Compensation Policy, our non-employee directors receive the following cash compensation for Board and Board committee service, as applicable. The cash compensation is paid quarterly in arrears.

●	$45,000 per year for service as a Board member (the “Annual Cash Retainer”);
●	$30,000 per year for service as chair of our Board of Directors;
●	$25,000 per year for service as the chair of the Audit Committee;
●	$20,000 per year for service as the chair of the Compensation Committee;
●	$12,000 per year for service as chair of the Nominating and Corporate Governance Committee;
●	$10,000 per year for service as a member of the Audit Committee (other than as chair);
●	$6,000 per year for service as a member of the Compensation Committee (other than as chair); and
●	$3,000 per year for service as a member of the Nominating and Corporate Governance Committee (other than as chair).

Equity Compensation

Under our Director Compensation Policy, our non-employee directors each receive an annual equity award of $200,000 in value (the “Annual Director Grant”), consisting of 50% stock options, based on the Black-Scholes option pricing model, and 50% RSUs, vesting over the course of a year. The Annual Director Grants are made at the annual meeting, except that each newly appointed non-employee director receives his or her first Annual Director Grant upon such individual’s appointment to our Board, with the grant value pro-rated based on appointment date and also vesting over the course of a year.

Other Matters

Our non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their service. They are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our amended and restated certificate of incorporation, as described in further detail below under “Certain Relationships and Related Person Transactions.”

Stock Ownership Guidelines – Non-Employee Directors

In June 2016, our Board adopted stock ownership guidelines applicable to our non-employee directors based on its belief that stock ownership would further align their interests with the long-term interests of our stockholders. The minimum stock ownership requirement for non-employee directors is the lesser of (i) shares of our common stock equal to 5x the Annual Cash Retainer and (ii) 10,000 shares of our common stock. Non-employee directors are required to achieve this level of stock ownership by June 30, 2021 or, for those non-employee directors appointed or elected after June 30, 2016, five years from his or her respective date of appointment or election. Our non-employee directors are all in compliance with our stock ownership guidelines and have achieved or are progressing toward achieving their required stock ownership. See the section entitled “Executive Compensation – Compensation-Related Policies – Stock Ownership Guidelines and Compensation Recovery Policy” for additional information regarding our Stock Ownership Guidelines and how they apply to our CEO and other executive officers.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and recommends that stockholders vote for ratification of such selection. Although we are not required by law to obtain such ratification from our stockholders, we have determined that it is desirable to do so. If our stockholders do not ratify the selection of Crowe LLP, the Audit Committee may reconsider its selection. The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders.

Crowe LLP has audited our consolidated financial statements since September 2013. Prior to the Merger, Crowe LLP served as the auditor for Grubhub Holdings. We expect that representatives of Crowe LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services

The following table represents the aggregate fees billed to us for the years ended December 31, 2020 and 2019 by Crowe LLP, our independent registered public accounting firm:

	Year Ended December 31,
	2020	2019
	(in thousands)
Audit Fees(1)	$968	$892
Audit-Related Fees(2)	486	—
Tax Fees	—	—
Other Fees	—	—
Total Fees	$1,454	$892
(1)

Audit Fees consist of fees and expenses for professional services provided in conjunction with the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements.

(2)	Audit-Related Fees consist primarily of fees and expenses for professional services provided in connection with the proposed transaction with Just Eat Takeaway.com N.V.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm to ensure that the provision of such services does not impair the public accounting firm’s independence. In the fiscal years ended December 31, 2020 and 2019, the Audit Committee pre-approved all fees described above.

Vote Required

The affirmative vote of a “majority” of votes cast by holders of our shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Abstentions, including those by a bank or broker if you hold your shares in “street name,” will have no effect on the outcome of the vote. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on this Proposal No. 2, even if the broker does not receive voting instructions from you.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the rules of the SEC.

This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and our executive compensation philosophy, objectives and program, as described in this Proxy Statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the section entitled “Executive Compensation” of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Grubhub Inc. (the “Company”) approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As an advisory vote, the result will not be binding on our Board or the Compensation Committee. The “say-on-pay” vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. Our Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program. Consistent with the preference expressed by our stockholders at the 2016 annual meeting, we will continue to hold the say-on-pay vote annually, and will hold the next say-on-pay vote at the 2022 annual meeting. Our stockholders will next have the opportunity to indicate their preference on the frequency of holding the say-on-pay vote at the 2022 annual meeting.

Vote Required

The affirmative vote of a “majority” of votes cast by holders of shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to approve, by advisory vote, the compensation of our named executive officers. “Broker non-votes” and abstentions will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

Set forth below is a list and biographical information for each of our current executive officers (other than Matthew Maloney, who also serves as a member of our Board and whose biographical information is set forth above under the section entitled “Information Regarding Director Nominees and Current Directors”).

Name	Age	Position
Matthew Maloney	45	Chief Executive Officer
Adam DeWitt	48	President, Chief Financial Officer and Treasurer
Margo Drucker	57	Chief Legal Officer and Secretary
Samuel Hall	53	Chief Product Officer
Brandt Kucharski	41	Chief Accounting Officer

Adam DeWitt.  Mr. DeWitt has served as our Chief Financial Officer and Treasurer since the Merger Date and as our President since January 2018. From November 2011 until the Merger Date, he served as Chief Financial Officer and Treasurer of Grubhub Holdings. From March 2007 to October 2011, he served as Chief Financial Officer of publicly-held optionsXpress. Mr. DeWitt serves on the Board of Directors and Audit Committee of Ritchie Bros. Auctioneers Incorporated, an industrial asset disposition and management company. He is also a member of the board of directors of BuiltWorlds and The Joffrey Ballet, and served as treasurer for The Joffrey for five years. Mr. DeWitt is also on the Board of Trustees of the Bernard Zell Anshe Emet Day School. Mr. DeWitt holds a B.A. in Economics from Dartmouth College.

Margo Drucker.  Ms. Drucker has served as our Chief Legal Officer and Secretary since January 2020. From the Merger Date until January 2020, Ms. Drucker served as our Senior Vice President, General Counsel and Secretary. From June 2012 until the Merger Date, Ms. Drucker served as Vice President, General Counsel and Secretary of Seamless. From November 2005 to June 2012, she served as Senior Vice President and Senior Deputy General Counsel at Martha Stewart Living Omnimedia, Inc., and prior to that, held positions as an attorney at The New York Times Company and Simon & Schuster, Inc. Ms. Drucker holds a B.A. in History and Economics from Brown University and a J.D. from New York University School of Law.

Samuel Hall. Mr. Hall has served as our Chief Product Officer since March 2018. From January 2016 to February 2018, Mr. Hall was chief product and technology officer of ClassPass, where he led the company’s engineering, product and design teams. Previously, from May 2006 to December 2015, Mr. Hall served in various roles at Amazon, including as vice president of consumable customer experience, where he oversaw worldwide product management, design, data analytics and engineering for cross-category products and programs; and before that, as vice president of mobile, where he oversaw Amazon’s mobile shopping applications and websites. Mr. Hall has a B.S. from the University of the Pacific and an MBA from the University of Washington.

Brandt Kucharski. Mr. Kucharski has served as Chief Accounting Officer and Controller since August 2019.  Prior to his appointment as Chief Accounting Officer, Mr. Kucharski served as Controller since 2010. In the role of Chief Accounting Officer and Controller, Mr. Kucharski leads the Company’s external financial reporting, technical accounting, treasury and corporate internal controls functions, and serves as our “Principal Accounting Officer” under SEC rules. Prior to Grubhub, Mr. Kucharski served as the Director of Transaction Services for international consulting firm SAGIN, LLC, after working with global accounting firm Crowe LLP. Mr. Kucharski is Chairman Emeritus for Holiday Heroes Foundation and serves on the boards of Realync, Evolveher, Prohabits and the Northern Illinois University Accounting Department. Mr. Kucharski holds a Masters of Accounting from Northern Illinois University and is a Certified Public Accountant.

Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal, subject to the terms and conditions of any employment agreement by which the executive officer and the Company may be bound (as further described, for each of our named executive officers, in the section entitled “Executive Compensation – Employment Agreements” below). There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2021 Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2021 Proxy Statement.

Respectfully submitted by the Members of the Compensation Committee:

Lloyd Frink, Chair

David Fisher

David Habiger

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our executive compensation philosophy, objectives and program, as well as the compensation paid to our named executive officers (“NEOs”), who consist of our principal executive officer, principal financial officer, the next three most highly compensated executive officers as of December 31, 2020 and Ms. Belousova, our Former Chief Technology Officer who would have been one of our three most highly compensated executive officers as of December 31, 2020 but for the fact she was not serving as an executive officer as of December 31, 2020.

For 2020, our NEOs were:

Name	Position
Matthew Maloney	Chief Executive Officer
Adam DeWitt	President, Chief Financial Officer and Treasurer
Margo Drucker	Chief Legal Officer and Secretary
Samuel Hall	Chief Product Officer
Brandt Kucharski	Chief Accounting Officer
Maria Belousova(1)	Former Chief Technology Officer
(1)Ms. Belousova resigned as Chief Technology Officer effective May 1, 2020.

Executive Summary

We are a leading online and mobile platform for restaurant pick-up and delivery orders. Connecting diners to more than 300,000 restaurants (of which more than 265,000 are partnered) in over 4,000 U.S. cities, our technology and services strive to make takeout better through innovative restaurant technology, easy-to-use platforms and an improved delivery experience. Our portfolio of brands includes Grubhub, Seamless, LevelUp, Tapingo, AllMenus and MenuPages.

2020 Business Highlights

In 2020, we generated 39% revenue growth and continued strong growth across all key business metrics(1) as compared to 2019. At the same time, we provided significant support to our restaurant partners in response to the COVID-19 pandemic in the form of reduced commissions and fees and marketing and promotional support. Additionally, we made meaningful progress on our restaurant network and diner loyalty initiatives in 2020, including launching our GH+ subscription program and expanding our network to more than 265,000 partnered restaurants. Highlights of Company performance in 2020 include:

●	Revenues of $1.8 billion, a 39% year-over-year increase;
●	Active Diners(1) of 31.4 million, a 39% year-over-year increase;
●	Daily Average Grubs(1) of 622,700, a 26% year-over-year increase;
●	Gross Food Sales(1) of $8.7 billion, a 47% year-over-year increase;

●	expansion of our delivery business to over 460 core-based statistical areas nationally;
●	expanded restaurant network to over 265,000 partnered restaurants; and
●	launched our GH+ subscription program.

(1)

For a description of the Company’s key business metrics, including Active Diners, Daily Average Grubs and Gross Food Sales, see “Key Business Metrics” within Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (pages 29-30).

Key 2020 Executive Compensation Decisions

The Compensation Committee made the following compensation-related decisions for our NEOs for 2020, consisting of base salary adjustments, the payment of performance-based cash awards (pursuant to the 2020 Management Incentive Bonus Program) and awards under the 2015 Long-Term Incentive Plan.

				Long-Term Equity Incentive Compensation
Name	Base Salary ($)	Base Salary Adjustments from 2019	Performance-Based Cash Awards (Target Bonus Opportunity as a Percentage of Base Salary)(1)	2020 Grants of Stock Options(2) (#)	2020 Grants of RSUs(2) (#)
Matthew Maloney	710,000	0.0%	50.0%	196,445	65,482
Adam DeWitt	470,000	0.0%	50.0%	—	93,545
Maria Belousova	370,000	0.0%	50.0%	—	37,418
Samuel Hall	325,000	0.0%	50.0%	—	37,418
Margo Drucker	390,000	0.0%	50.0%	—	28,064
Brandt Kucharski	260,000	4.0%	30.0%	—	13,156
(1)

In February 2021, the Compensation Committee approved performance-based cash awards under the 2020 Management Incentive Bonus Program in an amount of 116% of each NEO’s target annual cash bonus opportunity based on the level of achievement of pre-established corporate metrics. For additional information, see “Compensation Components and 2020 Compensation Decisions — Non-Equity Incentive Plan Compensation — 2020 Management Incentive Bonus Program” below.

(2)

The Compensation Committee granted stock options and RSUs to Mr. Maloney and RSUs to each other executive officer on February 8, 2020 and, for Mr. Kucharski, also on September 14, 2020. For additional information, see “Compensation Components and 2020 Compensation Decisions – Long-Term Incentive Compensation” below.

CEO Reported Pay vs. Realizable Pay

There can be a significant difference between the reported Summary Compensation Table compensation for an NEO in a given year as required by the rules of the SEC (what we refer to as “reported pay”) and the amount that an NEO has received in the form of base salary and bonus for the year and the amount that he or she may receive in the future from outstanding equity awards (valued using the Company’s stock price at the end of the year) (what we refer to as “realizable pay”). This difference results from the fact that we are required to include in the Summary Compensation Table the grant date fair value of equity and equity-based awards in the year in which they were granted even though the awards may relate to the NEO’s prior year’s performance, and the ability of an NEO to realize value from such awards is contingent, at least in part, upon the sustained increase in the price of our common stock. Realizable compensation is not a substitute for reported compensation in evaluating our executive compensation program. However, we believe understanding realizable compensation is important as it reflects how the Compensation Committee emphasizes pay-for-performance in our executive compensation program and how long-term equity compensation aligns the interests of our NEOs with those of our stockholders. In particular, the compensation that our NEOs actually receive, or are expected to receive, is dependent upon the performance of our common stock and therefore may be higher or lower than the amount we are required to report in the Summary Compensation Table.

The following graph reflects the “reported” and “realizable” compensation for our CEO for 2020, 2019 and 2018. In 2020, our CEO’s realizable pay exceeded his reported pay as a result of the increase in the Company’s stock price between the grant date of his long-term incentive RSU and stock option awards and December 31, 2020. In each of 2019 and 2018, our CEO’s reported pay exceeded his realizable pay as a result of the decrease in the Company’s stock price between the applicable grant dates of his long-term incentive RSU and stock option awards and December 31, 2020. For additional information, see “Long-Term Incentive Compensation” below.

$12,000
$11,000
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
in thousands
$412
$3,865
$3,311
$710
$412
$4,658
$4,863
$710
$178
$3,468
$3,468
$710
$178
$3,299
$710
$348
$4,174
$4,171
$685
$348
$3,573
$685
$312
$3,836
$3,650
$702
$312
$1,553
$3,912
$702
Reported (1)
Realizable (2)
Reported (1)
Realizable (2)
Reported (1)
Realizable (2)
Reported (1)
Realizable (2)
2020
2019
2018
3-Year Average
Non-Equity Incentive Plan Compensation (MIB Payouts)
Long-Term Equity Incentive Compensation (Options)
Long-Term Equity Incentive Compensation (RSUs)
Base Salary

(1)    “Reported Pay” includes, for the relevant year: (i) base salary, (ii) actual non-equity incentive plan compensation, (iii) grant date fair value of equity awards and (iv) other actual compensation, each as reported in the Summary Compensation Table for the applicable year.

(2)    “Realizable Pay” includes, for the relevant year: (i) base salary, (ii) actual non-equity incentive plan compensation, (iii) the “in the money” value of long-term equity incentive compensation (stock options and RSUs) granted in the applicable year, measured as of December 31, 2020 (using the closing price per share of $74.27 on such date) and (iv) other actual compensation (with the exception of clause (iii), each as reported in the Summary Compensation Table for the applicable year).

Advancing our Compensation Practices through Effective Corporate Governance

We maintain sound corporate governance practices and policies that our Board believes help advance our compensation goals and protect the interests of our stockholders, including:

	What We Do		What We Do Not Do
✓	Maintain a Completely Independent Compensation Committee. We maintain a Compensation Committee comprised solely of independent directors who establish our compensation practices.	Χ

No Defined Benefit Retirement Programs. We do not offer pension arrangements, defined benefit retirement plans, or non-qualified deferred compensation plans to our executive officers, which include our NEOs.

✓	Use a Pay-for-Performance Model. Our executive compensation program focuses on the achievement of corporate results, individual performance and our stock price performance.	Χ	No Perquisites or Other Personal Benefits. Unless they serve a sound business purpose, we do not generally provide perquisites or other personal benefits to our NEOs.
✓	Separate the Chair and CEO Roles. Our Chair of the Board is an independent director and not an employee.	Χ	No Excise Tax “Gross-Ups” or Payments. We do not provide any excise tax “gross-up” or tax reimbursement payment in connection with any change in control payments or benefits.
✓

Retain an Independent Compensation Consultant.  Our Compensation Committee has engaged a compensation consultant, Compensia, as its advisor to provide analysis, advice and guidance on executive compensation independent of management. Compensia provides no other services to the Company.

Χ

No Stock Option Exchanges or Repricing Without Stockholder Approval.  Our commitment to stockholder alignment is reflected in the terms of our 2015 Long-Term Incentive Plan, which does not permit stock option exchanges or the repricing of outstanding stock options without stockholder approval.

✓

Use Variable Pay and Long-Term Incentive Awards as a Substantial Portion of Total Compensation.  Variable-based compensation, including cash and equity incentives (composed of RSU and stock option awards), is an important part of the compensation of our NEOs.

Χ

No Guaranteed Salary Increases or Incentive Bonuses.  None of our NEOs is guaranteed a salary increase. Salary increases are evaluated annually. Performance-based bonuses for our NEOs are based on the actual achievement of corporate metrics and individual performance goals that are set by the Compensation Committee at the beginning of each fiscal year.

✓

Stock Ownership Guidelines.  Our Board has adopted stock ownership guidelines applicable to our CEO, our other executive officers and our non-employee directors. Our executive officers and non-employee directors are all in compliance with our stock ownership guidelines and have achieved or are progressing toward achieving their required stock ownership levels.

Χ

No Hedging or Short Sales; No Pledging without Prior Approval.  All of our employees and our non-employee directors are prohibited from engaging in short sales or transactions involving derivative securities, including hedging transactions. All of our employees and our non-employee directors are prohibited from pledging their equity as collateral for loans without the prior approval of the Audit Committee.

✓	“Double Trigger” Change in Control Severance Benefits. All change of control severance payments or benefits are subject to a “double trigger” arrangement.	Χ	No “Single Trigger” Change of Control Severance Benefits. We do not provide “single trigger” change of control severance payments or benefits to our NEOs.
✓

Maintain a clawback policy. Our Board has adopted the Executive Officer Incentive Compensation Recovery Policy which authorizes recoupment of awards granted under the Plan in the event of certain financial restatements.

Χ

No Dividends on Awards Prior to Vesting. Our 2015 Long-Term Incentive Plan prohibits the payment of dividends or dividend equivalents on stock options and SARs and all other equity awards until they become earned and vested.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide a compensation program that attracts and retains talented executives, including our NEOs, and to motivate and reward them to meet or exceed our short-term and long-term strategic objectives, while simultaneously creating sustainable long-term value for our stockholders. We strive to create an executive compensation program that is competitive, rewards achievement of our strategic objectives, and aligns our executives’ interests with those of our stockholders.

Our executive compensation program is designed to achieve the following principal objectives:

●	attract, retain and motivate talented executives to support our growth and strategic objectives by providing compensation that is competitive with the market;
●	ensure that most of each executive’s total compensation is “at-risk” and varies based on the achievement of pre-established Company objectives and the assessment of individual performance; and
●	align the interests of our executives with both short-term and long-term stockholder interests.

As our needs evolve and as circumstances require, we intend to reevaluate our executive compensation philosophy, principal objectives and programs.

Compensation Practices and Risk

The Compensation Committee believes that our executive compensation program is appropriately designed to achieve its objectives; reasonable in light of the executive compensation programs of companies with whom we compete for talent; and responsible in that it encourages our executive officers to work for meaningful stockholder returns. The Compensation Committee believes our executive compensation program is not likely to create risks that would have a material adverse effect on the Company. See the section entitled “Board’s Role in Risk Oversight” above for an additional discussion of risk considerations.

Compensation Decision Process

Role of the Compensation Committee

The Compensation Committee, consisting entirely of independent directors, is primarily responsible for executive compensation decisions, including reviewing, evaluating and approving the compensation arrangements, plans, policies and practices for our NEOs and overseeing and administering our cash-based and equity-based compensation plans.

Each year, the Compensation Committee conducts an evaluation of our executive compensation program to determine if any changes are appropriate. The Compensation Committee also conducts an annual review of executive officer compensation arrangements, typically beginning in the fourth quarter of the performance year and into the first quarter of the following year. In making these determinations, the Compensation Committee is supported by its compensation consultant and management, as described below; however, the Compensation Committee uses its own judgment in making final decisions regarding the compensation paid to our executive officers.

Role of the Compensation Consultant

The Compensation Committee has the authority to select and retain the services of its own compensation consultant and annually reviews the performance of the selected consultant. As part of the review process, the Compensation Committee assesses the independence and the existence of conflicts of interest of the consultant in accordance with applicable NYSE and SEC rules. In 2020, the Compensation Committee again engaged the services of Compensia, a national compensation consulting firm. Compensia reports directly to the Compensation Committee. During 2020, Compensia did not provide any other services to us and worked with our management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible. The Compensation Committee has evaluated the independence of Compensia and whether any conflicts of interest with management exist in accordance with applicable NYSE and SEC rules and has concluded that Compensia is independent and that no such conflicts of interest exist.

At the Compensation Committee’s request, Compensia occasionally attends Compensation Committee meetings. Compensia also communicates with the Chair of the Compensation Committee (outside of committee meetings) regarding matters related to the Compensation Committee’s responsibilities. In 2020, the Compensation Committee generally sought input from Compensia on, among other things, reviewing and updating our comparative framework of peer companies and conducting a competitive assessment of our executive compensation arrangements for certain members of the executive team. Compensia also provided general observations about our compensation programs and about management recommendations regarding the amount and form of compensation for our executive officers.

Role of the Chief Executive Officer

The Compensation Committee works closely with members of our executive team, including our Chief Executive Officer, to manage and develop our executive compensation program. At the Compensation Committee’s request, our Chief Executive Officer provides input regarding the performance and appropriate compensation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. Our Chief Executive Officer and our President and Chief Financial Officer are also involved in making recommendations to the Compensation Committee on establishing new hire compensation packages. From time to time, our Chief Executive Officer, President and Chief Financial Officer and Chief Legal Officer attend meetings (or portions of meetings) of the Compensation Committee to present information and answer questions. None of our NEOs is present during voting or deliberations by the Compensation Committee regarding his or her own compensation.

Use of Competitive Market Data

As part of its deliberations, the Compensation Committee considers competitive market data on executive compensation levels and practices. To review the compensation of our executive officers, including our NEOs, the Compensation Committee, with the assistance of Compensia, considers an analysis based on a combination of data drawn from a select group of peer companies and compensation survey data. The peer group was developed with the assistance of Compensia and currently consists of U.S.-based, stand-alone, publicly traded companies in the internet software and services, internet retail and systems software industries with a market capitalization of approximately .25-4x our market capitalization and revenues of approximately .5-2.5x our revenues that, in the Compensation Committee’s view, compete with us for executive talent.

The Compensation Committee generally reviews our peer group on an annual basis to determine if it is still appropriate in terms of our key selection criteria. The following peer group was used in connection with the Compensation Committee’s 2020 compensation determinations and recommendations:

Cornerstone OnDemand, Inc.	LogMeIn, Inc.	Stamps.com
CoStar Group Inc.	Match Group, Inc.	Tableau Software Inc.
Groupon, Inc.	RealPage, Inc.	TripAdvisor, Inc.
HubSpot, Inc.	Shutterfly, Inc	Verisign Inc.
j2 Global, Inc.	Shutterstock, Inc.	Yelp Inc.
LendingClub Corp.	Splunk Inc.	Zillow Group Inc.

The Compensation Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and practices. The Compensation Committee, however, does not set compensation components to meet specific benchmarks as compared to peer companies, such as targeting base salaries at a specific market percentile. The Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because compensation benchmarking does not take into account the specific performance of the executive officers or our relative size and performance. The Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as input from, and peer group data provided by, Compensia.

Role of Stockholders

We provide our stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers, commonly referred to as the “say-on-pay” vote, every year. In evaluating our 2020 executive compensation program, the Compensation Committee considered the results of the say-on-pay vote held at our 2020 Annual Meeting of Stockholders, which was approved by approximately 93.11% of the votes cast. As a result, the Compensation Committee did not make any significant changes to our executive compensation program for 2020. The Compensation Committee will continue to consider the outcome of the say-on-pay vote when making future compensation decisions for our named executive officers.

Compensation Components and 2020 Compensation Decisions

The three primary components of our executive compensation program are: (1) base salary, (2) non-equity incentive compensation and (3) long-term incentive compensation in the form of stock options and RSUs, as described in more detail below. Historically, including for 2020, the compensation decisions for our executive officers have been highly individualized and based on a variety of factors. In particular, we have emphasized the use of equity awards to incentivize our executive officers to focus on our growth and create long-term stockholder value. To date, the Compensation Committee has not adopted any formal or informal policies for allocating compensation between long-term and short-term compensation or between cash and equity compensation.

In addition, the Compensation Committee believes that if our executive officers own shares of our common stock with values that are significant to them, they will have an additional incentive to act to maximize long-term stockholder value instead of short-term gain. In this regard, the Compensation Committee maintains stock ownership guidelines for our executive officers, which are described in more detail below.

Base Salary

Base salaries provide our NEOs with a competitive level of fixed compensation and, in conjunction with long-term and non-equity incentive compensation opportunities, are a significant motivating factor in attracting and retaining our executive officers. Base salary rewards individual performance, level of experience and expected future performance and contributions to our overall performance.

Each NEO’s initial base salary was established as a result of arm’s-length negotiation with the individual at the time of hiring, taking into account subjective judgments as to the executive officer’s qualifications, experience, job responsibilities, prior salary and internal pay equity comparisons.

The Compensation Committee oversees the review of the base salaries of our NEOs, on an annual basis, taking into account the recommendations of our CEO (except with respect to his own base salary), and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an NEO’s responsibilities, experience and performance, the competitive market as reflected in data from our peer group and our overall performance. Adjustments to base salaries generally become effective in the first quarter of the year following completion of our annual performance review process. Adjustments to base salaries may also occur at other times in the year as a result of a promotion or a significant change in responsibilities.

In December 2019, the Compensation Committee conducted an annual review of the base salaries of our NEOs, taking into consideration competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), and the other factors described above. The Compensation Committee also reviewed each NEO’s target total direct compensation, taking into consideration each compensation component and the relative weight of “fixed” versus “variable” pay. The NEOs’ base salaries for 2020 were unadjusted, except for Mr. Kucharski. The following table sets forth the base salary for our NEOs in 2020.

Named Executive Officer	2019 Base Salary	2020 Base Salary	% Change
Matthew Maloney	$710,000	$710,000	0.0%
Adam DeWitt	$470,000	$470,000	0.0%
Maria Belousova	$370,000	$370,000	0.0%
Samuel Hall	$325,000	$325,000	0.0%
Margo Drucker	$390,000	$390,000	0.0%
Brandt Kucharski	$250,000	$260,000	4.0%

In December 2020, the Compensation Committee again conducted an annual review of the base salaries of our NEOs and, considering the factors described above, adjusted the base salary of each of our executive officers. The following table sets forth the 2021 base salaries for our NEOs and the percentage change from 2020.

Named Executive Officer	2021 Base Salary	% Change from 2020
Matthew Maloney	$738,000	3.9%
Adam DeWitt	$489,000	4.0%
Samuel Hall	$338,000	4.0%
Margo Drucker	$406,000	4.1%
Brandt Kucharski	$267,500	2.9%

Non-Equity Incentive Plan Compensation

We provide short-term incentive compensation opportunities through the use of an annual, performance-based cash incentive bonus program. This program is designed to motivate our executive officers to achieve pre-established performance goals, which include both corporate and individual performance, and to reward them for their achievements. Payment of these bonuses depends on the actual level of achievement of corporate and individual performance goals.

2020 Management Incentive Bonus Program

The Compensation Committee approved the 2020 Management Incentive Bonus Program (the “2020 MIB Program”) in the first quarter of 2020. At that time, the Compensation Committee set the target annual cash bonus opportunity for the NEOs as follows: for Messrs. Maloney, DeWitt, and Hall and Mses. Drucker and Belousova, 50% of his or her base salary as of year-end; and for Mr. Kucharski, 30% of his base salary as of year-end. The Compensation Committee also approved corporate performance target levels for (i) Gross Food Sales, (ii) Revenue and (iii) Adjusted EBITDA, with a relative weighting of 40%, 40% and 20%, respectively. Consistent with our incentive compensation philosophy, the Compensation Committee selected the corporate performance measures and established the related target levels with the goal of being challenging but achievable only through exemplary performance.

The table below sets forth the pre-established target levels for each corporate performance measure, our 2020 actual results and the weighted payout percentage for each corporate performance metric.

Corporate Performance Metric	Corporate Performance Targets(1)	2020 Actual Results	Payout Percentage
Gross Food Sales	$6.8 billion	$8.7 billion	120%
Revenues	$1.5 billion	$1.8 billion	120%
Adjusted EBITDA	$108 million	$109 million	100%
			116% (weighted-average)

Payouts under the 2020 MIB Program were based entirely on the achievement of the corporate performance measures. Each corporate performance measure could be achieved between 80% and 120% of the target level (based on weighted increments). If we achieved less than 80% of the pre-established target level for a corporate performance measure, then no payout would have been made with respect to that measure, subject to the discretion of the Compensation Committee. The corporate performance measures were achieved at a weighted average of 116% of the pre-established target levels.

Following a review of our annual performance against the corporate performance measures, the Compensation Committee made the following payments to the NEOs under the 2020 MIB Program:

Named Executive Officer	Target Annual Cash Incentive Opportunity	Actual Cash Incentive Payout	Percentage of Actual vs. Target
Matthew Maloney	$355,000	$411,800	116.0%
Adam DeWitt	$235,000	$272,600	116.0%
Maria Belousova (1)	$185,000	$—	—
Samuel Hall	$162,500	$188,500	116.0%
Margo Drucker	$195,000	$226,200	116.0%
Brandt Kucharski	$78,000	$90,480	116.0%
(1)

Ms. Belousova resigned from the position of Chief Technology Officer, effective May 1, 2020 and therefore, did not receive a performance-based cash award under the 2020 Management Incentive Bonus Program.

2021 Management Incentive Bonus Program

In February 2021, the Compensation Committee established the terms and conditions for the 2021 Management Incentive Bonus Program (the “2021 MIB Program”) to continue to motivate our NEOs to achieve our corporate performance goals. Similar to the 2020 MIB Program, payouts under the 2021 MIB Program will be based entirely on the achievement of corporate performance measures, with Gross Food Sales, Revenue and Adjusted EBITDA weighing 45%, 45% and 10%, respectively. In addition, the corporate performance target levels have been revised from the 2020 MIB Program. The Compensation Committee also left the target annual cash bonus opportunity (as a percentage of annual base salary) unchanged for each of our NEOs.

Long-Term Incentive Compensation

Long-term incentive compensation comprises an integral component of our executive compensation program. The Compensation Committee recognizes that our executive officers have a significant impact on our success and on the creation of long-term stockholder value. To align their interests with those of our stockholders, we use equity awards, including stock options and RSUs, to provide long-term incentive compensation opportunities to our executive officers. The Compensation Committee also uses equity awards as a means of ensuring that our overall compensation packages are attractive relative to those companies with which we compete for executive talent, including the companies in our peer group. Accordingly, the Compensation Committee believes equity awards are critical to our ability to attract, motivate and retain executive talent.

Historically, we used stock options as the primary component of our executive compensation program for all employees, including our NEOs. We believe this approach allowed us to attract and retain key talent in our industry and aligned our executive officers’ focus and contributions with our long-term interests and those of our stockholders. The Compensation Committee granted and grants stock options with an exercise price that is equal to the fair market value of our common stock on the date of grant, which is the closing market price of our common stock on the NYSE. Stock options will have value to our executive officers only if the fair market value of our common stock increases after the date of grant.

Beginning in 2015, we introduced RSUs into our employee and executive compensation programs. This decision was based on our assessment of market conditions and competitive market data provided by Compensia, and on our belief that RSUs deliver more predictable value than stock options. RSUs provide an important tool for us to motivate and retain our executive officers. In addition, we believe that RSUs align the interests of our executive officers with the long-term interests of our stockholders, as their value is directly tied to the market price of our common stock.

We have employed various vesting schedules intended to encourage our executive officers to focus on long-term stockholder value creation and to serve our long-term retention objectives. Until February 2018, stock options and RSUs generally vested over a four-year period, with 25% of the shares of our common stock subject to the awards vesting after one year (the “25% Initial Cliff”) and the remainder vesting over 36 months in equal monthly installments following the 25% Initial Cliff, subject to continued service to the Company. Beginning with grants in February 2018, stock options and RSUs generally vested over a four-year period, with 25% of the shares of our common stock subject to the awards vesting after the 25% Initial Cliff and the remainder vesting quarterly in equal installments for the 12 consecutive quarters thereafter, on May 1, August 1, November 1 and February 1 of each year, subject to continued service to the Company.

In January 2020, the Compensation Committee recommended, and the Board approved, the Second Amendment to the 2015 Long-Term Incentive Plan to permit the granting of awards with vesting dates earlier than the first anniversary of the date of grant. As a result, the Compensation Committee eliminated the 25% Initial Cliff for purposes of the February 2020 annual equity grants. Stock options and RSUs granted in February 2020 will generally vest over a four-year period in equal quarterly amounts on May 1, August 1, November 1 and February 1 of each year, subject to continued service with the Company. The Compensation Committee took these actions based upon a review of market practices among the Company’s peer group, as well as the Compensation Committee’s assessment, based on the current market conditions, that such change was necessary to keep the Company’s equity compensation program competitive so as to continue to attract and retain employees. In 2021, the Compensation Committee elected to maintain the practice of awarding annual equity grants that vest in equal amounts quarterly.

In determining the value of each executive officer’s equity award, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity award), competitive market data provided by Compensia, the existing equity holdings of each executive officer (including the current economic value of his or her unvested equity awards) and the need to retain and motivate our executive officers. Generally, the Compensation Committee gives significant weight to our CEO’s recommendations, as he is the most familiar with each executive officer’s performance and contribution to the Company, but it does apply its discretion and business judgment to determine the appropriate size of each executive officer’s equity award. Equity awards are generally made in the first quarter of the year following the applicable performance year. However, equity awards may be made at other times during the year in connection with a promotion or change of assignment.

2020 Equity Awards

On February 8, 2020, after considering, among other factors, the recommendations of our CEO (except with respect to his own compensation), competitive market data presented by Compensia and the Company’s performance in 2019, the Compensation Committee granted to our NEOs long-term incentive compensation in the form of equity awards under the 2015 Long-Term Incentive Plan (the “February 2020 Grants”). Each NEO other than Mr. Kucharski was given the opportunity to express a preference as to the particular mix of RSUs and options comprising their award value. The grant date value of awards approximated the grants made to our

NEOs in February 2019, and reflects the Compensation Committee’s determination of the need to provide substantial equity opportunities for retention purposes and to motivate our NEOs to achieve our strategic objectives.

Each of the February 2020 Grants vested or will vest in equal quarterly amounts over a four-year period on May 1, August 1, November 1 and February 1 of each year, subject to the NEO’s continued service to the Company. The stock options have an exercise price of $50.56 per share, which was the fair market value of our common stock on the date of grant.

The grant date fair value of the February 2020 Grants set forth below are included in the 2020 Summary Compensation Table.

Named Executive Officer	Grant Date	Restricted Stock Units (#)		RSU Grant Date Fair Value(1) ($)	RSU Grant Intrinsic Value at December 31, 2020(2) ($)	Option Awards (#)	Exercise Price of Option Awards ($/share)	Stock Options Grant Date Fair Value(1) ($)	Stock Options Intrinsic Value at December 31, 2020(2) ($)
Matthew Maloney	2/8/2020		65,482	3,310,770	4,863,348	196,445	50.56	3,864,662	4,657,711
Adam DeWitt	2/8/2020		93,545	4,729,635	6,947,587
Maria Belousova	2/8/2020		37,418	1,891,854	2,779,035
Samuel Hall	2/8/2020		37,418	1,891,854	2,779,035
Margo Drucker	2/8/2020		28,064	1,418,916	2,084,313
Brandt Kucharski	2/8/2020		8,419	425,665	625,279
	9/14/2020	(2)	4,737	331,116	351,817
(1)

The amounts reported in these columns have been calculated in accordance with FASB ASC Topic 718, Compensation – Stock Based Compensation. Assumptions used in the calculation of the grant date fair value are set forth in Note 12, Stock-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC. Regardless of such RSUs’ or stock option awards’ grant date fair value, the actual value that may be recognized by the NEO will depend on the market price of our common stock on the date when such RSUs vest and such stock options vest and are exercised.

(2)

Mr. Kucharski received an additional equity award on September 14, 2020. The shares underlying the RSU will vest over a four-year period, with 25% of the shares of our common stock subject to the awards vesting on September 1, 2021 and the remainder vesting quarterly in equal installments for the 12 quarters thereafter on December 1, March 1, June 1 and September 1 of each year.  The grant date fair value of this award is included in the 2020 Summary Compensation Table.

2021 Equity Awards

On February 5, 2021, after considering, among other factors, the recommendations of our CEO (except with respect to his own compensation), competitive market data presented by Compensia and the Company’s performance in 2020, the Compensation Committee granted to our NEOs long-term incentive compensation in the form of equity awards under the 2015 Long-Term Incentive Plan (the “February 2021 Grants”). Each NEO other than Mr. Kucharski was given the opportunity to express a preference as to the particular mix of RSUs and options comprising their award value. The grant date value of awards reflects the Compensation Committee’s determination of the need to provide substantial equity opportunities for retention purposes and to motivate our NEOs to achieve our strategic objectives.

Each of the February 2021 Grants will vest in equal quarterly amounts over a four-year period on May 1, August 1, November 1 and February 1 of each year, subject to the NEO’s continued service to the Company.

The grant date fair value of the February 2021 Grants set forth below will be included in the “2021 Summary Compensation Table” to be included in our 2022 definitive proxy statement.

Named Executive Officer	Grant Date	RSUs Granted (#)		RSU Grant Date Fair Value(1) ($)
Matthew Maloney	2/5/2021		106,987	7,760,837
Adam DeWitt	2/5/2021		76,608	5,557,144
Samuel Hall	2/5/2021		30,379	2,203,693
Margo Drucker	2/5/2021		26,417	1,916,289
Brandt Kucharski	2/5/2021		5,283	383,229
	3/3/2021	(2)	991	61,085
(1)

The amounts reported in these columns have been calculated in accordance with FASB ASC Topic 718, Compensation – Stock Based Compensation. Assumptions used in the calculation of the grant date fair value are set forth in Note 12, Stock-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC. Regardless of such RSUs’ or stock option awards’ grant date fair value, the actual value that may be recognized by the NEO will depend on the market price of our common stock on the date when such RSUs vest and such stock options vest and are exercised.

(2)

Mr. Kucharski received an additional equity award on March 3, 2021 in adjustment to his February 2021 Grant and with the same vesting terms. The grant date fair value of this award will be included in the “2021 Summary Compensation Table” to be included in our 2022 definitive proxy statement.

Other Compensation

Executive Benefits

We provide benefits to our NEOs on the same basis as these benefits are provided to our other eligible employees, including health, dental, vision, life and disability insurance benefits. Our NEOs, like our other employees, may also participate in a defined contribution plan that is qualified under Section 401(a) of the Internal Revenue Code. In 2020, we matched 100% of the first 3% of employees’ contributions and 50% of the next 2% of employees’ contributions that were made, up to a maximum of $11,400 for “highly compensated employees” (as defined by the Internal Revenue Service).

Perquisites and Other Personal Benefits

We do not provide perquisites to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, for recruitment and retention purposes, or consistent with benefits provided to our other full-time employees. During 2020, none of the NEOs received perquisites or other personal benefits of $10,000 or more, in the aggregate. For additional information on perquisites and other benefits, see the “2020 Summary Compensation Table” below.

Severance Protection

During 2020, with the advice of Compensia, we approved a new Executive Severance Program to provide a uniform approach to executive severance and to provide severance levels consistent with market practice. For additional details, see “Post-Employment Compensation Arrangements” below.

Compensation-Related Policies

Policy regarding Hedging and Pledging of Securities

Pursuant to our insider trading policies, our executive officers are prohibited from engaging in short sales or hedging transactions relating to our securities. See the section entitled “Information Regarding the Board and Corporate Governance – Prohibition against Hedging and Pledging Transactions” for information regarding these policies.

Stock Ownership Guidelines

In June 2016, our Board adopted stock ownership guidelines, which require our Chief Executive Officer, our other executive officers and non-employee members of our Board (collectively, the “Covered Persons”) to own shares of our common stock to further align their interests with those of our stockholders. The guidelines require that Covered Persons achieve the following level of stock ownership:

Level	Minimum Required Level of Stock Ownership
CEO	The lesser of 5x annual base salary or 125,000 shares
Other Executive Officers	The lesser of 1x annual base salary or 20,000 shares
Non-Employee Director	The lesser of 5x annual cash retainer or 10,000 shares

For purposes of these calculations, the following shares of our common stock count toward satisfaction of the guidelines: (i) shares held outright by the Covered Person or his or her immediate family members, (ii) shares held indirectly by trusts, family partnerships and other types of entities formed for the benefit of the Covered Person or his or her immediate family members, (iii) the value of vested stock options (based on the Black-Scholes option pricing model) and (iv) shares held by investment funds, trusts, retirement funds, partnerships, corporations and other types of entities over which the Covered Person has the ability to influence or direct investment decisions.

Covered Persons are required to achieve the relevant ownership threshold on or before the later of June 30, 2021 or, if a Covered Person is elected, appointed or promoted after June 30, 2016, five years from his or her respective date of election, appointment or promotion.

The Company assesses compliance with these stock ownership guidelines on an annual basis. Our executive officers and non-employee directors are all in compliance with our stock ownership guidelines and have achieved or are progressing toward achieving their required stock ownership.

Executive Officer Incentive Compensation Recovery Policy

In March 2020, our Board of Directors adopted the Executive Officer Incentive Compensation Recovery Policy, which gives the Compensation Committee the right to recover certain incentive compensation awarded or paid to an executive officer in the event the Company is required to prepare an accounting restatement to correct a material error to previously published financial statements due to material noncompliance with SEC financial reporting requirements, regardless of individual fault or errors, omissions or fraud. Incentive compensation includes amounts paid under the MIB, awards under our 2015 Long-Term Incentive Plan and any successor or replacement plans. In such event, the Compensation Committee may take such action as it deems appropriate to recover incentive compensation in excess of what would have been awarded pursuant to the restated financial statements. The Committee may take into account an executive officer’s culpability in the need for the restatement in determining whether and to what extent to seek recoupment.

Tax and Accounting Treatment of Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public corporations a federal income tax deduction for remuneration in excess of $1 million paid for any fiscal year to their chief executive officer and certain other executive officers whose compensation is required to be disclosed to stockholders under the Exchange Act. With respect to taxable years before January 1, 2018, remuneration in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m) and was payable pursuant to a binding written agreement in effect on November 2, 2017.

The exemption from Section 162(m)’s deduction limit for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1 million will not be deductible, unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above. In addition, for taxable years beginning after December 31, 2017, the group of executive officers subject to the deduction limit has been expanded, and the limit now applies to a public corporation’s chief executive officer, chief financial officer and up to three other executive officers whose compensation is required to be disclosed to stockholders under the Exchange Act because they are our most highly-compensated executive officers with respect to any taxable year beginning on or after January 1, 2017.

In approving the amount and form of compensation for our NEOs, the Compensation Committee will continue to consider all elements of our cost of providing such compensation, including the potential impact of Section 162(m). From time to time, the Compensation Committee may approve compensation for our named executive officers that is not fully deductible, if it believes that such compensation is in the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any current executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2020, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) to account for the expense of our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a NEO is required to render service in exchange for the option or other award.

EXECUTIVE COMPENSATION TABLES

2020 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended December 31, 2020, 2019, and 2018. Our Board appointed Mr. Kucharski as an executive officer effective August 6, 2019.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Matthew Maloney	2020	710,000	—	3,310,770	3,864,662	411,800	11,400	8,308,632
Chief Executive Officer and Director	2019	710,000	—	3,468,470	3,468,483	177,500	11,200	7,835,652
	2018	685,000	—	4,170,617	4,173,946	347,980	11,000	9,388,543
Adam DeWitt	2020	470,000	—	4,729,635	—	272,600	11,400	5,483,635
President and Chief Financial Officer	2019	470,000	—	2,477,478	2,477,505	117,500	11,200	5,553,684
	2018	450,000	—	2,383,210	2,385,103	228,600	11,000	5,457,912
Maria Belousova (4)	2020	124,735	—	1,891,854	—	—	3,555	2,020,144
Former Chief Technology Officer	2019	370,000	—	990,991	991,008	92,500	10,812	2,455,312
	2018	336,000	—	1,191,605	1,192,551	170,688	11,000	2,901,844
Samuel Hall (5)	2020	325,000	—	1,891,854	—	188,500	11,400	2,416,754
Chief Product Officer	2019	325,000	—	990,991	991,008	81,250	11,200	2,399,450
Margo Drucker	2020	390,000	—	1,418,916	—	226,200	11,400	2,046,516
Chief Legal Officer and Secretary	2019	390,000	—	743,244	743,264	97,500	11,200	1,985,208
	2018	370,000	—	893,704	894,422	187,960	11,000	2,357,085
Brandt Kucharski (6)	2020	260,000	—	756,781	—	90,480	—	1,107,261
Chief Accounting Officer and Controller

(1)  The amounts shown in these columns represent the aggregate grant date fair value of RSUs and stock option awards granted during the fiscal year. The amounts are valued in accordance with ASC Topic 718, Compensation – Stock Based Compensation. Assumptions used in the calculation of the grant date fair value are set forth in Note 12, Stock-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC. Regardless of such RSUs’ or option awards’ fair value on the grant date, the actual value that may be recognized by the NEO will depend on the market value of our common stock on the date when such RSUs vest and such stock options vest and are exercised. See “Long-Term Incentive Compensation” above for a description of the equity awards, in the form of stock options and RSUs (for Mr. Maloney) and in the form of RSUs (for our other NEOs), granted on February 8, 2020 and, for Mr. Kucharski, also on September 14, 2020.

(2) The amounts shown in this column represent payments made for 2020 under the 2020 MIB Program according to the 2020 performance criteria set by the Compensation Committee and used to determine whether and to what extent the NEOs would receive payments under the 2020 MIB Program. These amounts were paid in February 2021. See “Non-Equity Incentive Plan Compensation — 2020 Management Incentive Bonus Program” above for a description of our 2020 MIB Program.

(3) The amounts reported in this column consist of the Company matching contributions made pursuant to our 401(k) plan for each NEO in 2020.
(4) Ms. Belousova resigned from the position of Chief Technology Officer effective May 1, 2020.
(5) The Board of Directors appointed Mr. Hall as an executive officer, effective January 1, 2019.
(6) The Board of Directors appointed Mr. Kucharski as an executive officer, effective August 6, 2019.

2020 Grants of Plan-Based Awards Table

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Long-Term Equity Incentive Compensation
Named Executive Officer	Threshold ($)	Target ($)	Maximum ($)	Grant Date	Restricted Stock Units (#)	Option Awards (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Matthew Maloney	—	355,000	426,000	2/8/2020		196,445	$50.56	3,864,662
				2/8/2020	65,482			3,310,770
Adam DeWitt	—	235,000	282,000	2/8/2020	93,545			4,729,635
Maria Belousova	—	185,000	222,000	2/8/2020	37,418			1,891,854
Samuel Hall	—	162,500	195,000	2/8/2020	37,418			1,891,854
Margo Drucker	—	195,000	234,000	2/8/2020	28,064			1,418,916
Brandt Kucharski	—	78,000	93,600	2/8/2020	8,419			425,665
				9/14/2020	4,737			331,116
(1)

These amounts, which were determined by the Compensation Committee in February 2020, represent the target and maximum for each NEO under our 2020 MIB Program. There was no threshold amount under this plan. The actual payments under our 2020 MIB Program are included in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table above. For more information, see “Compensation Discussion and Analysis – Compensation Components and 2020 Compensation Decisions – Non-Equity Incentive Plan Compensation – 2020 Management Incentive Bonus Program” above.

(2)

The amount shown in this column represents the aggregate grant date fair value of RSUs and stock option awards granted during the fiscal year. The amounts are valued in accordance with ASC Topic 718, Compensation – Stock Based Compensation. Assumptions used in the calculation of the grant date fair value are set forth in Note 12, Stock-Based Compensation, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows certain information regarding outstanding equity awards, including stock options and RSUs, as of December 31, 2020 for each of our NEOs:

	Option Awards						Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options that are Exercisable(1)		Number of Securities Underlying Unexercised Options that are not Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Share or Units of Stock that have not Vested (2) ($)
Matthew Maloney	36,833		159,612	(a)	50.56	2/8/2030
Matthew Maloney							53,205	(a)	3,951,535
Matthew Maloney	48,529		62,395	(b)	78.08	2/11/2029
Matthew Maloney							24,988	(b)	1,855,859
Matthew Maloney	86,319		39,237	(c)	86.70	2/12/2028
Matthew Maloney							15,033	(c)	1,116,501
Matthew Maloney	190,443		8,281	(d)	38.20	2/9/2027
Matthew Maloney							3,273	(d)	243,086
Matthew Maloney	613,999	(3)	—		24.20	12/31/2025
Matthew Maloney	225,000	(4)	—		13.70	1/28/2024
Matthew Maloney	36,178	(5)	—		8.39	3/12/2023
Matthew Maloney	50,599	(6)	—		8.39	1/28/2023
Matthew Maloney	21,300	(7)	—		6.18	11/16/2022
Adam DeWitt							76,006	(a)	5,644,966
Adam DeWitt	34,664		44,568	(b)	78.08	2/11/2029
Adam DeWitt							17,849	(b)	1,325,645
Adam DeWitt	49,325		22,421	(c)	86.70	2/12/2028
Adam DeWitt							8,590	(c)	637,979
Adam DeWitt	105,091		4,831	(d)	38.20	2/9/2027
Adam DeWitt							1,909	(d)	141,781
Adam DeWitt	5,400	(8)	—		37.21	1/7/2025
Samuel Hall							30,403	(a)	2,258,031
Samuel Hall	13,865		17,828	(b)	78.08	2/11/2029
Samuel Hall							7,140	(b)	530,288
Samuel Hall							7,602	(e)	564,601
Margo Drucker							22,802	(a)	1,693,505
Margo Drucker	10,399		13,371	(b)	78.08	2/11/2029
Margo Drucker							5,355	(b)	397,716
Margo Drucker	18,497		8,408	(c)	86.70	2/12/2028
Margo Drucker							3,222	(c)	239,298
Margo Drucker	3,312		1,657	(d)	38.20	2/9/2027
Margo Drucker							655	(d)	48,647
Brandt Kucharski							4,737	(f)	351,817
Brandt Kucharski							6,841	(a)	508,081
Brandt Kucharski							2,142	(b)	159,086
Brandt Kucharski							1,289	(c)	95,734
Brandt Kucharski							292	(d)	21,687
Brandt Kucharski	9,800	(4)	—		34.43	1/30/2025
(1)

For awards granted prior to the Merger, the amounts shown above have been converted to reflect the post-Merger amounts and the post-Merger exercise prices of stock option awards that were assumed by the Company. In addition, the awards that were granted prior to the Company’s IPO reflect the impact of the Company’s 2:1 reverse stock split that occurred immediately prior to the Company’s IPO in April 2014.

(2)	Assumes a closing price per share of $74.27 on December 31, 2020, the last trading day of the fiscal year.
(3)	Pursuant to the stock option award agreement, this option vested and became exercisable on January 1, 2020.
(4)	Pursuant to the stock option award agreement, this option vested and became exercisable on February 1, 2019.

(5)

Represents options granted in replacement of stock options awards granted to Mr. Maloney in March 2013 (prior to the Merger) by Grubhub Holdings, pursuant to Grubhub Holdings’ quarterly grant program. The remaining stock option awards to Mr. Maloney that are listed above (other than those granted after the Merger Date and described in footnote (6) below) were granted in replacement for options granted in 2011 or 2012 (prior to the Merger) by Grubhub Holdings. Pursuant to the stock option award agreement, this option vested and became exercisable on January 1, 2017.

(6)

Represents stock options granted to Mr. Maloney in replacement of the IPO incentive award granted in January 2013 (prior to the Merger) by Grubhub Holdings. Mr. Maloney’s IPO incentive award was determined to be appropriate by Grubhub Holdings’ board of directors considering Mr. Maloney’s skills and the importance of a successful public offering of Grubhub Holdings, as well as the value a successful offering would bring to Grubhub Holdings. Pursuant to the stock option award agreement, this option vested and became exercisable upon the consummation of the IPO.

(7)	Pursuant to the stock option award agreement, this option vested and became exercisable on October 1, 2016.
(8)	Pursuant to the stock option award agreement, this option vested and became exercisable on January 1, 2019.

Vesting Terms of Underlying Unexercised Options that are not Exercisable and Unvested Restricted Stock Awards as of December 31, 2020
(a)	1/16th of the shares underlying the option or RSU vested or will vest quarterly over a four-year period on May 1, August 1, November 1 and February 1 of each year beginning on May 1, 2020.
(b)

1/4th of the shares underlying the option or RSU vested on February 1, 2020; 1/16 of the shares underlying the option or RSU vested or will vest quarterly for the 12 quarters thereafter on May 1, August 1, November 1 and February 1 of each year.

(c)

1/4th of the shares underlying the option or RSU vested on February 1, 2019; 1/16 of the shares underlying the option or RSU vested or will vest quarterly for the 12 quarters thereafter on May 1, August 1, November 1 and February 1 of each year.

(d)

1/4th of the shares underlying the option or RSU vested on February 1, 2018, thereafter 1/48 of the shares underlying the option or RSU vested or will vest on the 1st calendar day of each month for 36 consecutive months beginning on March 1, 2018.

(e)

1/4th of the shares underlying the RSU vested on March 1, 2019, thereafter 1/16 of the shares underlying the RSU vested or will vest quarterly for the 12 quarters thereafter on June 1, September 1, December 1 and March 1 of each year.

(f)

1/4th of the shares underlying the RSU will vest on September 1, 2021, thereafter 1/16 of the shares underlying the RSU will vest quarterly for the 12 quarters thereafter on December 1, March 1, June 1, and September 1 of each year.

2020 Option Exercises and Stock Vested Table

The following table presents, for each of the NEOs, the number of shares of our common stock acquired upon the exercise of stock options and the vesting of stock awards during 2020, as well as the aggregate value realized upon the exercise of stock options and the vesting of stock awards.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Matthew Maloney	49,288	3,344,634	63,370	3,847,257
Adam DeWitt	32,000	971,420	52,816	3,196,324
Maria Belousova	31,524	732,308	11,197	550,919
Samuel Hall	—	—	18,648	1,153,664
Margo Drucker	11,314	480,625	16,722	1,014,048
Brandt Kucharski	—	—	6,213	377,096
(1)

The value realized on the exercise of stock options is the difference between the exercise price and the fair market value of our common shares on the date of exercise. Fair market value is determined by a real-time trading quote from the NYSE at the time of exercise.

(2)

The value realized on vesting of RSUs is the fair market value of our common stock on the date of vesting. Fair market value is determined by the closing price as reported by the NYSE on the date of vesting.

Employment Agreements

Each of our named executive officers is party to an employment agreement or offer letter, pursuant to which he or she is employed “at-will,” subject to the termination provisions of the Grubhub Inc. Executive Severance Plan (the “Executive Severance Plan”) and/or the Grubhub Inc. Employee Severance Plan (the “Employee Severance Plan”), as applicable. Each employment agreement provides for the payment of an annual base salary (subject to annual review at our discretion), and participation in the cash incentive compensation plan and other customary benefit programs. For an estimate of the potential payments and benefits provided to our named executive officers upon termination of employment, see “Post-Employment Compensation Arrangements” and “Potential Payments upon Termination or Change of Control” below.

Matthew Maloney

Mr. Maloney entered into an Employment Agreement with Grubhub Holdings in contemplation of the Merger, dated May 19, 2013 (the “Maloney Employment Agreement”), pursuant to which he serves as our Chief Executive Officer. The Maloney Employment Agreement provides for the payment of an annual base salary, which is subject to annual review by the Compensation Committee, and customary employee benefits. Further, the Maloney Employment Agreement provides that Mr. Maloney is eligible to participate in any cash incentive compensation plan to the same extent as our other senior executives and to receive equity awards as determined by the Compensation Committee in its sole discretion. In connection with the Merger, the Company assumed Mr. Maloney’s option awards that were outstanding prior to the Merger and replaced them with stock options under the 2013 Omnibus Incentive Plan.

Adam DeWitt

Mr. DeWitt entered into an employment agreement with Grubhub Holdings in contemplation of the Merger, dated May 19, 2013 (the “DeWitt Employment Agreement”), pursuant to which he serves as our Chief Financial Officer (and, effective January 1, 2018, our President). The DeWitt Employment Agreement provides for the payment of an annual base salary and customary employee benefits. Further, the DeWitt Employment Agreement provides that Mr. DeWitt is eligible to participate in any cash incentive compensation plan to the same extent as our other senior executives.

Margo Drucker

On May 17, 2012, Ms. Drucker entered into an offer letter with Seamless and an Agreement Relating to Employment and Post-Employment Competition (collectively, the “Drucker Employment Agreement”), pursuant to which she served as Vice President and General Counsel of Seamless and now serves as our Chief Legal Officer and Secretary.  The Drucker Employment Agreement provides for the payment of base salary and customary employee benefits. In addition, Ms. Drucker is eligible to participate in our MIB program.

Samuel Hall

On January 23, 2018, Mr. Hall entered into an offer letter with us (the “Hall Offer Letter”), pursuant to which he serves as our Chief Product Officer. The Hall Offer Letter provides for the payment of base salary and customary employee benefits. In addition, Mr. Hall received a new hire equity grant under the 2015 Long-Term Incentive Plan and he is eligible to participate in our MIB program.

Brandt Kucharski

On October 28, 2010, Mr. Kucharski entered into an offer letter with us (the “Kucharski Offer Letter”), pursuant to which he served as Corporate Controller and now serves as our Chief Accounting Officer. The Kucharski Offer Letter provides for the payment of base salary and customary employee benefits. Mr. Kucharski received a new hire equity grant under the 2013 Long-Term Incentive Plan pursuant to the Kucharski Offer Letter. In additional, Mr. Kucharski is eligible to participate in our MIB program.

Post-Employment Compensation Arrangements

Grubhub Inc. Executive Severance Plan

On June 10, 2020, the Compensation Committee approved the terms of the Executive Severance Plan, which will provide benefits to eligible executives, including certain of our NEOs, upon a termination of employment (i) by the Company other than for “cause” or (ii) by the participant with “good reason”, as defined in the Executive Severance Plan (each, a “Qualifying Termination”). The Compensation Committee views the transition away from the Company’s legacy approach of entering into individual employment agreements with certain executive officers (which agreements provided for severance arrangements with the Company) to a consolidated executive severance plan as bringing the Company’s executive severance arrangements in line with market best practices.

The Compensation Committee believes that the Executive Severance Plan will continue to support the Company’s ability to attract and retain executives whose leadership is critical to the Company’s business by providing a participating executive with income protection in the event that the executive experiences an involuntary termination of employment without cause. Upon execution of a participation agreement by an eligible executive, the Executive Severance Plan will replace and supersede any currently existing severance arrangement between the Company and the relevant executive.

Under the Executive Severance Plan, participants are eligible to receive certain severance benefits upon a Qualifying Termination, subject to the participant’s execution and non-revocation of a release of claims in favor of the Company. For our NEOs other than Mr. Kucharski, such severance benefits include a cash payment equal to the executive’s then-current base salary and subsidized COBRA continuation for 12 months. Mr. Kucharski would be entitled to severance benefits under the Employee Severance Plan, which provides for a cash payment equal to two weeks of Mr. Kucharski’s then-current base salary for each year of service with the Company (up to a maximum of 26 weeks), along with subsidized COBRA continuation over the same period.

If a Qualifying Termination occurs during the period beginning 45 days prior to and ending 12 months after the closing of a “change in control” (as defined in the Executive Severance Plan), each NEO would be eligible to receive the following enhanced severance benefits under the Executive Severance Plan: (i) cash severance equal to 1.5x the sum of base salary and target bonus for Mr. Maloney, 1x the sum of base salary and target bonus for Messrs. DeWitt and Hall and Ms. Drucker, and 0.5x the sum of base salary and target bonus for Mr. Kucharski; (ii) a pro-rated target bonus for the year of termination; (iii) subsidized COBRA continuation for 18 months in the case of Mr. Maloney, 12 months in the case of Messrs. DeWitt and Hall and Ms. Drucker, and 6 months in the case of Mr. Kucharski; (iv) accelerated vesting of equity incentive awards; and (v) one-year post-termination exercise period for stock options.

Any severance payments are conditioned upon the NEO entering into a release of claims in favor of the Company as well as compliance with non-competition and non-solicitation restrictions. More specifically, Messrs. Maloney and DeWitt’s non-competition and non-solicitation obligations are binding both during their employment as well as for a period of one year thereafter for Mr. DeWitt and two years thereafter for Mr. Maloney, except that the post-termination period will be shortened to one year in respect of non-competition restrictions in the event of a termination of employment without “cause” or resignation for “good reason.” Further, the Executive Severance Plan contains a modified Section 280G “cut-back” provision pursuant to which any payments constituting “parachute payments” under Section 280G of the Code will be reduced to the extent such reduction results in a greater payment to the respective NEO than if no such reduction had been made.

Potential Payments Upon Termination or Change of Control

The following table sets forth the estimated potential payments and benefits that would be received by our NEOs upon a Qualifying Termination, in each case, in connection with a “change of control”; the table below assumes that the relevant event occurred on December 31, 2020. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event were to occur on any other date, when the market price of our common stock price was different, or if any other assumption used to estimate the potential payments and benefits differed from those used herein. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below. No payments would be made to our NEOs upon termination of their employment for “cause” or due to their death or disability or in connection with a “change of control” in the absence of any other triggering events. In addition, Ms. Belousova resigned as of May 1, 2020, and did not receive any payments or benefits in connection with her resignation. See “Post-Employment

Compensation Arrangements” above for a more detailed description of potential payments and benefits to our named executive officers upon a termination of employment and/or a “change of control”.

Named Executive Officer	Termination Scenario	Severance (1) ($)	Health & Welfare Benefits ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Matthew Maloney	Qualifying Termination(4)	710,000	21,930	—	—	—	731,930
	Qualifying Termination during Change of Control Protection Period(5)	1,065,000	32,896	7,166,981	4,083,097	887,500	13,235,474
Adam DeWitt	Qualifying Termination(4)	470,000	21,930	—	—	—	491,930
	Qualifying Termination during Change of Control Protection Period(5)	470,000	21,930	7,750,372	174,254	470,000	8,886,556
Samuel Hall	Qualifying Termination(4)	325,000	21,930	—	—	—	346,930
	Qualifying Termination during Change of Control Protection Period(5)	325,000	21,930	3,352,919	—	325,000	4,024,849
Margo Drucker	Qualifying Termination(4)	390,000	21,930	—	—	—	411,930
	Qualifying Termination during Change of Control Protection Period(5)	390,000	21,930	2,379,165	59,768	390,000	3,240,863
Brandt Kucharski	Qualifying Termination(4)	100,000	9,138	—	—	—	109,138
	Qualifying Termination during Change of Control Protection Period(5)	130,000	10,965	1,136,405	—	117,000	1,394,370
(1)	Each NEO’s base salary in effect on December 31, 2020 was used for purposes of calculating his or her severance payments.
(2)

The value of accelerated vesting of unvested RSUs is based upon the closing market price of our common stock on December 31, 2020 (the last trading day of the fiscal year), which was $74.27 per share, multiplied by the number of unvested RSUs.

(3)

The value of accelerated vesting of unvested stock options is based on the difference between the closing market price of our common stock on December 31, 2020, which was $74.27 per share, and the exercise price per option, multiplied by the number of unvested stock options.

(4)

Represents severance benefits payable to each NEO following a Qualifying Termination in accordance with the Executive Severance Plan or Employee Severance Plan, as applicable. See “Post-Employment Compensation Arrangements” above for additional information.

(5)

Represents change in control severance benefits based on a double-trigger arrangement, which assumes a Qualifying Termination occurred within the period beginning 45 days prior to and ending 12 months after the closing of change in control of the Company as of December 31, 2020. See “Post-Employment Compensation Arrangements” above for a description of the Executive Severance Plan.

CEO Pay Ratio

Under SEC rules, we are required to disclose the annual total compensation of our median employee, the annual total compensation of our CEO and the ratio of these two amounts. Mr. Maloney had 2020 annual total compensation of $8,308,632, as reported in the 2020 Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2020 was $82,700. As a result, Mr. Maloney's 2020 annual total compensation was 100 times that of the median employee’s annual total compensation. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We also estimate that Mr. Maloney’s 2020 annual total compensation was approximately 87 times that of the $95,600 median annual total compensation for 2020 for all of our full-time employees who worked, on average, 30 or more hours per week.

The median employee used for purposes of determining our 2018 CEO pay ratio left the Company during 2019, and the substitute employee we identified for purposes of determining our 2019 CEO pay ratio left the Company during 2020. As permitted under SEC rules and regulations, we elected to use another employee whose 2018 compensation was substantially similar to the original median employee’s 2018 compensation based on the same compensation measures used to select the original median employee. Since determining the 2018 median employee, there have been no changes in the Company’s employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.

To determine the original median employee for the year ended December 31, 2018, we identified the median employee’s annual total compensation based on the population of all part-time and full-time U.S. employees (subject to the exceptions discussed below)

using payroll records and in the same manner as the "Total Compensation" shown for our CEO in the 2018 Summary Compensation Table. Compensation for employees that were hired during the year ended December 31, 2018 was annualized for the purposes of determining the median employee compensation.

The Company does not have seasonal or temporary workers, and Israel and U.K. employees were excluded from the calculation pursuant to the de minimis exemption provided under SEC rules. The Company had approximately 2,698 employees as of December 31, 2018, less than 2% of whom were non-U.S. employees (located in Israel and the U.K.). Hourly employees who had worked less than 2 months and 200 hours as of December 31, 2018 also were excluded from the calculation because there was lack of sufficient compensation information available to determine their annualized compensation.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Equity Based Compensation Plan Information

Immediately prior to and in connection with the consummation of the Merger, the Board and our stockholders approved the 2013 Omnibus Incentive Plan. On May 20, 2015, our stockholders approved the 2015 Long-Term Incentive Plan. Following stockholder approval of the 2015 Long-Term Incentive Plan on May 20, 2015, no further awards have been or will be granted under the 2013 Omnibus Incentive Plan. On November 7, 2018 and September 13, 2018, the Company assumed the Tapingo Ltd. 2011 Option Plan and the SCVNGR, Inc. 2013 Stock Incentive Plan (the “Assumed Plans”) with the acquisitions of Tapingo and LevelUp, respectively. No further awards will be granted under the Assumed Plans. In addition, in December 2019, we granted an aggregate of 211,553 RSUs as inducement awards to 147 newly hired employees. These RSUs were inducement grants issued outside of our stockholder approved equity compensation plans in accordance with the New York Stock Exchange Listed Company Manual Rule 303A.08.

The following table sets forth information, as of December 31, 2020, concerning the 2013 Omnibus Incentive Plan, the 2015 Long-Term Incentive Plan, the inducement awards and the Assumed Plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(4)
Equity compensation plans approved by security holders:
2015 Long-Term Incentive Plan	4,797,123	(1)	$48.61	6,345,018
2013 Omnibus Incentive Plan	546,843		$15.99	—
Equity compensation plans not approved by security holders:
Inducement Awards	141,643	(2)
Tapingo Ltd. 2011 Option Plan	17,592		$26.21	—
SCVNGR, Inc. 2013 Stock Incentive Plan	97,105		$54.55	—
Total	5,600,306		$41.58	6,345,018

(1)	Includes 2,947,093 shares issuable upon the vesting of RSUs.
(2)	Includes 141,643 shares issuable upon the vesting of RSUs.
(3)	The weighted-average exercise price excludes RSUs, which have no exercise price.
(4)

As of December 31, 2020 all of these shares were available for issuance under the 2015 Long-Term Incentive Plan, which allows grants in the form of cash awards, stock options, restricted stock awards, RSUs, performance awards, other stock-based awards or combinations thereof. The maximum number of shares that may be issued under the 2015 Long-Term Incentive Plan as of December 31, 2020 was 20,399,006 shares (including 1,499,006 shares issued under the 2013 Omnibus Incentive Plan that expired or were cancelled without having been exercised), of which 6,345,018 were remaining and available for issuance.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2020, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions

Related Party Transaction Policy

The Board has adopted a written Related Party Transaction Policy (the “Policy”) governing the review, approval and ratification of transactions that involve related persons and potential conflicts of interest. Related persons include the Company’s officers, directors and director nominees, holders of more than five percent (5%) of a class of the Company’s voting securities, and immediate family members of the foregoing persons. A “related party transaction” means a transaction or series of transactions in which the Company was, is or will be a participant and the amount involved will or may be expected to exceed $120,000, and in which a related party has a direct or indirect material interest. Examples include sales, purchases or other transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished, the borrowing and lending of funds, as well as guarantees of loans or other undertakings; and the employment by the Company of an immediate family member of a related party, or a material change in the terms or conditions of the employment of such an individual.

The Audit Committee has the authority to (i) determine categories of related party transactions that are immaterial and are not required to be individually reported to, reviewed by, and/or approved by the Audit Committee and (ii) approve in advance categories of related party transactions that need not be individually reported to, reviewed by, and/or approved by the Audit Committee, but instead may be reported to and reviewed by the Audit Committee collectively on a periodic basis.

According to the Policy, the following transactions do not constitute related party transactions due to their nature, size and/or degree of significance to the Company and therefore do not require approval:

●	reimbursement of business expenses incurred by directors or officers in the performance of their duties and approved for reimbursement by the Company;
●	compensation for non-employee directors approved by the Board;
●	compensation arrangements approved by the Compensation Committee, and employee benefits regularly provided under plans and programs general available to employees;
●

a transaction where the rates or charges involved are determined by competitive bids, or which involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or regulation or by governmental authority;

●	a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and
●

transactions entered into the ordinary course of business between the Company and a corporate client for Company corporate services that involve a related party either due to his or her (i) employment with the corporate client, (ii) control over such corporate client or (iii) material ownership or financial interest in such corporate client; provided that such transaction(s) are entered into at arms’ length.

Audit Committee Review and Approval

The Audit Committee has the primary responsibility for reviewing and approving “related party transactions.” The Audit Committee may delegate its authority to review and approve specified related party transactions or categories of related party transactions (other than a transaction involving a member of the Audit Committee) to one or more members of the Audit Committee where the Audit Committee determines that such action is warranted. The Audit Committee may also delegate its authority to review and approve specified related party transactions or categories of related party transactions to our CEO and CFO, acting collectively (other than transactions involving any such delegated officer or a director). Any determinations made by such Audit Committee member or members or by officers pursuant to such delegated authority shall be promptly reported to the full Audit Committee, which may ratify or reverse such determination, as it deems appropriate.

In connection with the approval or ratification of a related party transaction, the Audit Committee shall consider all relevant facts and circumstances relating to whether the transaction is in our best interests, including consideration of the following factors:

●	the position within or relationship of the related party to us;
●	the materiality of the transaction to the related party and to us, including the dollar value of the transaction, without regard to profit or loss;
●

the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to us for attaining the purposes of the transaction;

●	whether the transaction is comparable to a transaction that could be available with an unrelated party, or is on terms that we offer generally to persons who are not related parties;
●	whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course of business;
●	the effect of the transaction on our business and operations, including on our internal control over financial reporting and system of disclosure controls or procedures; and
●	any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The Audit Committee has the obligation to notify our Board in writing on a quarterly basis of any and all related party transactions approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of the Record Date, April 21, 2021, for: (i) each person who is known by us to beneficially own more than 5% of our outstanding common stock; (ii) each of the executive officers named in our Summary Compensation Table; (iii) each of our current directors and director nominees; and (iv) all current executive officers, directors and director nominees, as a group. Unless otherwise indicated below, the address of each of the individuals and entities listed below is c/o Grubhub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602.

Percentage ownership of our common stock is based on 93,346,972 shares of our common stock issued and outstanding as of April 21, 2021. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to stock options and RSUs held by that person that are currently exercisable or will be exercisable/vested within 60 days of April 21, 2021 (June 20, 2021). However, we did not deem these shares to be outstanding for the purposes of computing the percentage ownership of any other person.

	Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned (%)

	5% Stockholders:
	Caledonia (Private) Investments Pty Ltd.(1)	16,538,183	17.72%
	The Vanguard Group, Inc.(2)	8,262,280	8.85%
	BlackRock Fund Advisors(3)	7,811,732	8.37%
	The Goldman Sachs Group, Inc.(4)	5,499,498	5.89%

	Named Executive Officers and Directors:
	Matthew Maloney(5)	1,401,014	1.48%
	Adam DeWitt(6)	237,374	*
	Lloyd Frink(7)	69,894	*
	David Fisher(8)	60,393	*
	Margo Drucker(9)	57,699	*
	Katrina Lake(10)	45,301	*
	David Habiger(11)	41,494	*
	Brian McAndrews(12)	19,018	*
	Samuel Hall(13)	37,234	*
	Linda Johnson Rice(14)	31,202	*
	Girish Lakshman(15)	24,266	*
	Brandt Kucharski(16)	24,068	*
	Keith Richman(17)	20,259	*
	All current executive officers, directors and director nominees, as a group (13 persons)(18)	2,097,708	2.20%
	__________
	*Represents less than 1% of the outstanding common stock
(1)

The information is based solely on the Schedule 13G/A filed by Caledonia (Private) Investments Pty Ltd. (“Caledonia”) with the SEC on February 16, 2021. The amount beneficially owned as of December 31, 2020, includes 16,538,183 shares over which Caledonia has sole voting and sole dispositive power. The principal address of Caledonia is Level 10, 131 Macquarie Street, Sydney, NSW 2000, Australia.

(2)

The information is based solely on the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2021. The amount beneficially owned as of December 31, 2020, includes 8,126,394 shares over which Vanguard has sole dispositive power, 61,695 shares over which Vanguard has shared voting power and 135,886 shares over which Vanguard has shared dispositive power. The principal address of Vanguard is 101 Vanguard Blvd., Malvern, PA 19355.

(3)

The information is based solely on the Schedule 13G/A filed by BlackRock Fund Advisors (“Blackrock”) with the SEC on January 29, 2021. The amount beneficially owned as of December 31, 2020, includes 7,486,710 shares over which Blackrock has sole voting power and 7,811,732 shares over which Blackrock has sole dispositive power. The principal address of Blackrock is 55 East 52nd Street, New York, NY 10055.

(4)

The information is based solely on the Schedule 13G filed by The Goldman Sachs Group, Inc.  (“Goldman Sachs”) with the SEC on February 11, 2021. The amount beneficially owned as of December 31, 2020, includes 5,499,449 shares over which Goldman Sachs has shared voting power and 5,499,498 shares over which Goldman Sachs has shared dispositive power. The principal address of Goldman Sachs is 200 West Street, New York, NY 10282.

(5)

Consists of (i) 12,856 shares of common stock, (ii) 1,371,597 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 16,561 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(6)

Consists of (i) 44,623 shares of common stock, (ii) 210,183 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 14,335 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(7)

Consists of (i) 82,520 shares of common stock, (ii) 300 shares held by the Maren M. Angell Frink Trust, (iii) 300 shares held by the Miles D. Angell Frink Trust, (iv) 250 shares held by the Elliott L. Angell Frink Trust, (v) 250 shares held by the Ethan James Angell Frink Trust, (vi) 55,398 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (vii) 540 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(8)

Consists of (i) 5,520 shares of common stock, (ii) 46,997 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 540 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(9)

Consists of (i) 4,453 shares of common stock, (ii) 40,199 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 4,644 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(10)

Consists of (i) 5,520 shares of common stock, (ii) 31,905 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 540 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(11)

Consists of (i) 3,853 shares of common stock, (ii) 28,098 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 540 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(12)

Consists of (i) 23,664 shares of common stock, (ii) 5,622 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 540 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(13)

Consists of (i) 5,083 shares of common stock, (ii) 17,827 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 6,551 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(14)

Consists of (i) 3,294 shares of common stock, (ii) 17,806 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 540 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(15)

Consists of (i) 1,617 shares of common stock, (ii) 10,870 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 540 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(16)

Consists of (i) 9,800 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (ii) 1,412 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(17)

Consists of (i) 2,617 shares of common stock, (ii) 6,863 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 540 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

(18)

Includes (i) 195,620 shares of common stock, (ii) 1,853,165 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 21, 2021, and (iii) 47,823 shares issuable upon the vesting of RSUs within 60 days of April 21, 2021.

ADDITIONAL INFORMATION

Stockholder Proposals

Stockholders who intend to have a proposal, including nominations for election to the Board, considered for inclusion in our proxy materials for our 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our Secretary at Grubhub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602, by no later than December 29, 2021 and otherwise comply with the requirements of the SEC for stockholder proposals.

Stockholders who intend to bring a proposal before the 2022 Annual Meeting, or to nominate persons for election as directors, in accordance with the advance notice provisions of our amended and restated bylaws, must give timely written notice to the Company’s Secretary of such proposal or nomination. To be timely, the notice must be delivered to the above address not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Accordingly, to be timely, a notice must be received not later than March 20, 2022 nor earlier than February 18, 2022 (assuming the meeting is held not more than 30 days before or more than 60 days after June 18, 2022). If the 2022 Annual Meeting is held more than 30 days before or more than 60 days after June 18, 2022, then, for notice to be timely, it must be delivered to the address above not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Each notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in our amended and restated bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to such stockholders. This delivery method is referred to as “householding” and can result in extra convenience for stockholders and cost savings for companies. This year, we will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from affected stockholders prior to the mailing date. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please contact Broadridge by phone at (800) 542-1061 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Upon written or oral request, we will promptly deliver separate proxy materials to any stockholders who receive one paper copy at a shared address.

Communications with the Board of Directors

All interested parties, including our stockholders, may contact one or more of our directors in his or her capacity as a member of the Board, or the Board as a whole, about bona fide issues or questions about Grubhub, in writing via U.S. Mail or Expedited Delivery Service to the address below:

Grubhub Inc.

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

Attn: Secretary

Our Chief Legal Officer or Legal Department will review all incoming stockholder communications and, if appropriate, will forward such communications to the appropriate member(s) of the Board or, if none is specified, to the Chair of the Board. Our Chief Legal Officer or Legal Department may decide in the exercise of its judgment whether a response to any stockholder communication is necessary.

Other Business

The Board knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, the proxy holders will vote upon them in accordance with their best judgment.

Incorporation by Reference

The information contained above under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing except to the extent that Grubhub incorporates it by reference into such filing.

Annual Report on Form 10-K

A stockholder may obtain a copy of our 2020 Annual Report on Form 10-K, free of charge, by visiting our website at http://investors.grubhub.com. Any stockholder who would like a copy of our 2020 Annual Report on Form 10-K, including the related financial statements and the financial statement schedules, may obtain one, without charge, by submitting a written request to the attention of our Secretary, Grubhub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602. Additionally, we will provide copies of the exhibits to the Annual Report on Form 10-K upon payment of a reasonable fee (which will be limited to our reasonable expenses in furnishing such exhibits).

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Katrina Lake 02) Matthew Maloney 03) Brian McAndrews GRUBHUB INC. 111 W. WASHINGTON STREET, SUITE 2100 CHICAGO, IL 60602 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 17, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to www.virtualshareholdermeeting.com/GRUB2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 17, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the appointment of Crowe LLP as Grubhub Inc.'s independent registered accounting firm for the fiscal year ending December 31, 2021. 3. Advisory vote to approve named executive officer compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000513144_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com GRUBHUB INC. Annual Meeting of Stockholders June 18, 2021 2:00 PM EDT / 1:00 PM CDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Adam Dewitt, Margo Drucker and Matthew Maloney, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GRUBHUB INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT / 1:00 PM, CDT, on June 18, 2021, virtually, via the Internet at www.virtualshareholdermeeting.com/GRUB2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000513144_2 R1.0.0.177 Please be advised that the annual meeting dos not relate to the special meeting of stockholders that will be held in connection with the pending transaction with just eat takeaway.com, a separate proxy statement will be delivered shortly, and a separate special meeting of shareholders will be held, in connection with the pending transaction. Please be advised that grubhub does not expect to hold the annual meeting if the transaction is approved at the special meeting.